UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14-A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934 (Amendment No.        )

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BOOZ ALLEN HAMILTON HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2024
Annual Meeting
of Stockholders
and Proxy Statement
July 24, 2024

Booz Allen Hamilton Holding Corporation
8283 Greensboro Drive
McLean, Virginia 22102

                                                June 13, 2024

Dear Fellow Stockholder:

I am pleased to invite you to join Booz Allen Hamilton Holding Corporation's ("Booz Allen" or the "Company") Board of Directors, senior leadership, and fellow stockholders at our Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on July 24, 2024. Enclosed with this proxy statement are your proxy card and our 2024 annual report to stockholders.

Items of business to be transacted at our Annual Meeting are:
1.Election of eleven director nominees;
2.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025;
3.A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement; and
4.Consideration of any other business that may properly be brought before the Annual Meeting.
The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3.
Our 2024 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2024. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials.
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card. You may also sign, date, and return the proxy card in the envelope provided.
On behalf of Booz Allen, thank you for your continued support and investment.
Sincerely,
Horacio D. Rozanski
President and Chief Executive Officer

NOTICE OF BOOZ ALLEN HAMILTON HOLDING CORPORATION'S 2024 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:00 a.m. (EDT), July 24, 2024

Place:*	Virtual meeting at www.virtualshareholdermeeting.com/BAH2024

Agenda:	1. The election of eleven director nominees named in the proxy statement;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2025;

3. A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement; and

4. The transaction of any other business that may properly be brought before the Annual Meeting.

The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3.

Record Date:	Only holders of record of the Company’s Class A common stock on June 3, 2024 will be entitled to vote at the Annual Meeting.

Date of Distribution:	The proxy materials or a Notice of Internet Availability were sent to stockholders on or about June 13, 2024.

Proxy Voting:
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided.

* Our 2024 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2024. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. If you plan to participate in the virtual meeting, please see “Important Information About Annual Meeting and Proxy Procedures.”
    On Behalf of the Board of Directors,
Jacob D. Bernstein
Secretary
June 13, 2024
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 24, 2024: This Notice of Annual Meeting, accompanying Proxy Statement, and our 2024 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider, and you should review our Annual Report on Form 10-K for the year ended March 31, 2024 and the entire proxy statement carefully before voting.
Unless the context otherwise indicates or requires, as used in this proxy statement, references to: (i) the “Company,” “we,” “us,” “our,” or our “company” refer to Booz Allen Hamilton Holding Corporation, its consolidated subsidiaries and predecessors; (ii) “Booz Allen Holding” or "Booz Allen" refers to Booz Allen Hamilton Holding Corporation exclusive of its subsidiaries; (iii) “Booz Allen Hamilton” refers to Booz Allen Hamilton Inc., our primary operating company and a wholly-owned subsidiary of Booz Allen Holding; (iv) “our Board” or “the Board” means the Board of Directors of the Company; (v) “stockholder” means holders of our Class A common stock; (vi) “fiscal,” refers to our fiscal years ended March 31; and (vii) “you,” “your,” “yours,” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the 2024 Annual Meeting of Stockholders (the "Annual Meeting").
2024 Annual Meeting of Stockholders
Date and Time:      July 24, 2024 at 8:00 a.m. (EDT)
Place:      Virtual meeting at www.virtualshareholdermeeting.com/BAH2024
Record date:      June 3, 2024
Admission:    Our 2024 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2024. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. If you plan to participate in the virtual meeting, please see "Important Information about Annual Meeting and Proxy Procedures."
Voting Matters and Board Recommendations
Stockholders are being asked to vote on the following matters at the 2024 Annual Meeting of Stockholders:

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of eleven director nominees	FOR each nominee	8
No. 2	Ratification of appointment of Ernst & Young LLP ("E&Y") as the Company's independent registered accounting firm for fiscal year 2025	FOR	64
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis ("CD&A") of the proxy statement	FOR	65

How to Vote
Stockholders as of the record date may vote electronically at the virtual meeting or vote in advance by submitting a proxy by Internet, telephone, or mail as follows:

Vote by Internet	Vote by Telephone	Vote by Mail
Visit proxyvote.com	Call the phone number located on the top of your proxy card	Complete, sign, date and return your proxy card in envelope provided
Company Performance and Highlights
•During fiscal year 2024, we returned $691.7 million to stockholders in the form of:
◦$253.4 million in quarterly dividends — three regular dividends of $0.47 per share and one regular dividend of $0.51 per share; and
◦$415.0 million through the repurchase of 3.5 million shares of Class A common stock (which includes 3.2 million of open market share repurchases, as well as 0.3 million shares to cover the minimum statutory withholding taxes on restricted stock units that vested on various dates during the period).
•The Board increased the quarterly dividend 9% for performance in the third quarter of fiscal year 2024, payable in the fourth quarter of fiscal year 2024.
•During fiscal year 2024, our stock price increased by approximately 60%, with a total stockholder return of approximately 63%.

Our Board of Directors
Each of our directors is elected by our stockholders on an annual basis to serve until the next annual meeting and until their respective successors are elected. Each of our current directors, with the exception of Dr. Shrader, has been nominated for election to the Board, and you can find additional information regarding our Board nominees under "Proposal 1: Election of Directors" beginning on page 8. Dr. Shrader has notified the Board of his intention to not stand for re-election at the Annual Meeting. Dr. Shrader’s decision to not stand for re-election was not the result of any disagreement with the Company relating to any of our operations, policies, or practices.

Name	Age	Director Since	Independent	Committee Membership: Audit	Committee Membership: Compensation, Culture & People	Committee Membership: Nominating & Corporate Governance	Committee Membership: Executive
2024 Director Nominees							
Horacio D. Rozanski	56	2014					Member
Joan Lordi C. Amble	71	2012	I	Member, Financial Expert			
Melody C. Barnes	60	2015	I		Member	Member	
Michèle A. Flournoy	63	2018	I		Member	Chair	
Mark E. Gaumond	73	2011	I	Chair, Financial Expert			Member
Ellen Jewett	65	2018	I	Member, Financial Expert			
Arthur E. Johnson	77	2011	I	Member			
Gretchen W. McClain	61	2014	I		Chair	Member	Member
Rory P. Read	62	2023	I	Member			
Charles O. Rossotti	83	2008	I	Member, Financial Expert			
William M. Thornberry	65	2024	I		Member	Member	

= Chair | = Member | = Financial Expert | I = Independent Director

Current Board Composition and Diversity

Director Independence	Tenure

Non-Independent
Directors (1)
Independent
Directors (11)

0 - 5 Years
(4 directors)
12-16 Years
(4 directors)
6-11 Years
(4 directors)

Age Mix	Diversity

72 - 83
(4 directors)
51 - 61
(3 directors)
62 - 71
(5 directors)

58% of our Directors (7 of 12) are Women, Asian, Hispanic, and/or African-American and 42% (5 out of 12) are Women

Corporate Governance Highlights
•Eleven of our twelve current directors are independent, and the Audit, Compensation, Culture and People, and Nominating and Corporate Governance Committees are 100% independent.
•We provide for a majority voting standard in our bylaws for the election of directors in uncontested elections, with the requirement that any incumbent director nominee who does not receive a majority of the votes validly cast in an uncontested election tender his or her resignation, subject to acceptance by the Board of Directors.
•We have a diverse Board of Directors in terms of gender, ethnicity, experience, tenure, and skills, and 58% of our Board of Directors is gender and/or racially diverse.
•Annual election of all of our directors.
•Our Board of Directors and senior leadership exercise oversight in respect of Environmental, Social, and Governance (“ESG") matters, as further described on page 6, and cybersecurity matters.
•Our directors attended 95% of the total aggregate number of Board of Directors and committee meetings in fiscal year 2024.
•The Board of Directors holds regular executive sessions of non-management directors.
•The Board of Directors conducts an annual discussion on management succession planning, with support provided by the Compensation, Culture and People Committee.
•We prohibit short sales and derivative transactions in our equity, and hedging and pledging of our stock.
•Our equity awards include a provision for the recoupment of equity-based compensation in the event of misconduct leading to a financial restatement.
•Our Investor Relations team and management regularly engage with current and potential stockholders.
•We do not have a poison pill in place.
•We adhere to robust executive officer and director stock ownership guidelines.
•We conduct annual Board and committee evaluations and self-assessments.
•We adhere to a sound policy on public company board service to ensure a director's ability to devote necessary time to serve on our Board.
•Stockholders who hold at least 25% of the outstanding shares of common stock of the Company have the right to request that the Company call a special meeting of stockholders, subject to the requirements and procedures set forth in our bylaws.
Executive Compensation Highlights
•We utilize a compensation model that fosters a culture of collaboration and long-term ownership mindset that encourages our executives to think and act in the best interests of the Company. The spirit of collective ingenuity is paramount to our success and underscores our commitment to inclusion, collaboration, and service.
•We are a values-driven organization with a guiding purpose to empower people to change the world. Our executives are committed to bold thinking, holding themselves and those around them accountable to act with integrity, and realizing positive change in all the work we do. Our executive compensation program is intrinsically tied to our purpose and values. We believe our executives are motivated to act in the best interests of the Company with an emphasis on problem solving, passionate service, and collective ingenuity across markets, clients, and opportunities.
•Together with our Compensation, Culture and People Committee, we are committed to designing a compensation program that aligns the interests of our executives with the long-term interests of our stockholders. This is achieved in part through an executive rewards package that includes a long-term performance based component where a portion of executives' compensation is tied to the achievement of multi-year performance goals. For more details on our compensation program, please see our discussion in the CD&A beginning with the Executive Summary on page 31.

Environmental, Social, and Governance Discussion and Highlights
Our ESG objectives align with and support our business growth strategy. Our intentional and data-driven approach to sustainable business practices increases our business performance, is aligned with our strong value proposition, promotes sustainability, and assists in attracting and retaining the highest caliber employees.
Governance Structure
We integrate ESG principles into our business operations, guided by our corporate values and purpose to “empower people to change the world.” Our ESG initiatives are driven by a global strategy, as developed and directed by the following:
•Board of Directors: Our Board of Directors, through the authority of the Nominating and Corporate Governance Committee, provides oversight of and engages with management on our ESG strategy, including our approach to ESG-related risks, opportunities, disclosure, operations, and management. Additionally, our Compensation, Culture and People Committee provides oversight of programmatic matters related to human capital management and culture.
•ESG Committee: The executive management-level ESG Committee operates with the Board of Directors’ authority to execute ESG matters. Chaired by our Chief Legal Officer and comprised of senior executives, the ESG Committee uses its deep knowledge of our business, business strategies, and ESG priorities, goals, and strategies to champion our ongoing commitment to our strategy and integration of ESG principles into our business strategy, facilitated by the ESG Function of our Office of the Corporate Secretary (the "ESG Function"), as described below.
•ESG Council: The management-level ESG Council, under the direction of the ESG Committee, leverages the collective ingenuity of key functional and business leaders across the Company, each holding operational or policy-level responsibility for an area of our performance or practices that relates to our ESG priorities. The ESG Council seeks to achieve a consistent and collaborative Company approach to our ESG priorities both through the Council's day-to-day work and cross-functional initiatives.
•ESG Function: The ESG Function drives our global ESG strategy and supports our Board of Directors, ESG Committee, and ESG Council by providing relevant information and data-driven guidance for strategic decision-making, enhancing transparency through internal accountability and external reporting channels, advocating for integration of ESG principles into business strategy, and coordinating and evolving the integration of ESG initiatives into our business operations to reflect business, regulatory, and market imperatives.
ESG Impact Pillars and ESG Reporting
•Our strategy coalesces around three ESG Impact Pillars to express and drive value creation and our ESG impact management—where we plan to prioritize future efforts, commitments, and measurement. We have identified these ESG Impact Pillars to be of particular relevance to our employees, potential talent, clients, regulators, suppliers, investors, and communities in which we conduct business, with the goal of supporting our vision of creating a more secure, resilient, and equitable future for all.
•Our ESG Impact Pillars are:
◦Empower Diverse Talent: We work to ensure that all people have access to opportunities and the agency and support to achieve their goals.
◦Make Innovation Accessible to All: We champion innovation that reaches, reflects, and benefits our diverse society.
◦Drive Community Resilience: We strive to protect against evolving threats and known inequities in our communities.
•Our ESG Impact Pillars provide an organizing principle for the more granular ESG topics that we expect to be drivers of long-term positive ESG impact across our value chain and help manage enterprise risk. We explore our management and performance of specific aspects of these ESG Impact Pillars in our 2023 ESG Report, which is available on our website, www.boozallen.com. Topics that are priorities for our 2023 ESG Report are not necessarily material for purposes of the U.S. federal securities laws or for other purposes.
•We plan to release our 2024 ESG Report later this calendar year. Our 2023 ESG Report was prepared with reference to the Global Reporting Initiative’s (GRI) Sustainability Reporting Standards, and includes indices from the following reporting frameworks and standards: the Sustainability Accounting Standards Board (SASB) standard for our industry, the Task Force on Climate-related Financial Disclosures’ (TCFD) recommendations, the World Economic Forum Core Stakeholder Capitalism Metrics, and the United Nations Guiding Principles Reporting Framework. Our ESG initiatives evolve with our business and operations. We monitor regulations and markets for relevant guidelines and reporting frameworks useful to our Company and industry.
•As reported in our 2023 ESG Report, we committed in 2021 to a long-term target of net-zero greenhouse gas emissions by no later than 2050. After rigorous evaluation and assessment, the Science Based Targets initiative (SBTi) has approved our near- and long-term science-based emissions reduction targets. The SBTi has verified our net-zero science-based targets by 2050. The targets covering greenhouse gas emissions from operations (scope 1, 2, and 3) are in line with reductions required to keep warming to no more than 1.5°C, the most ambitious goal of the Paris Agreement and aligned with the latest climate science on prevention of the most damaging effects of climate change.
•Our Business Continuity Office manages an ISO 22301: Business Continuity Management System focused on protecting and recovering the business operations of Booz Allen and our clients.
ESG Awards
For detail regarding our fiscal year 2023 ESG performance, please see our 2023 ESG Report, which is available on our website. Our fiscal year 2024 ESG performance will be detailed in our 2024 ESG Report, which will be available later this calendar year.
Below are select recent award designations and accolades Booz Allen has received:
•CAREERS the disABLED's Top 50 employers Readers' Choice Awards
•Corporate Equality Index (perfect score)
•Disability Equality Index (perfect score, ninth consecutive year) and "Best Places to Work"
•Diversity First's "2023 Top 50 Companies for Diversity" (ranked #1)
•Ethisphere's "World's Most Ethical Companies" (fifth consecutive year)
•Forbes' America's "Best Employers for Veterans," "Best Large Employers," and "Best Employers for Diversity"
•Fortune Magazine’s "World's Most Admired Companies" (thirteenth consecutive year) and America's "Most Innovative Companies"
•Glassdoor's "Best Places to Work" for 2024
•Investor’s Business Daily’s "Best ESG Companies"
•Military Spouse's "Top 10 Military Spouse Friendly Employers," Military Times' "Best for Vets," and Viqtory Media's "Top 10 Military Friendly Employers"
•Newsweek's "Most Trustworthy Companies in America 2023," "America's Greatest Workplaces for Diversity 2024," "Most Loved Workplaces," "America’s Greatest Workplaces for Remote Work," "America’s Greatest Workplaces for Parents and Families 2023," and "Most Trustworthy Companies in America 2023"
•Seramount's "100 Best Companies for Working Parents"
•U.S. Department of Labor's "2023 HIRE Vets Platinum Medallion Award"
•U.S. News & World Report's "Best Companies to Work For"
•USA Today's "America's Climate Leaders" 2024

PROPOSAL 1: ELECTION OF DIRECTORS
Election of Directors
Each of our current directors, with the exception of Dr. Shrader, has been nominated for election to the Board for a one-year term, expiring at the 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified. To be elected in an uncontested election, a nominee must receive a majority of the votes validly cast with respect to that nominee’s election at the annual meeting represented either in person or by proxy at the annual meeting. To be elected in a contested election, a nominee must receive the vote of a plurality of the votes validly cast at the annual meeting represented either in person or by proxy at the annual meeting. Any nominee who is an incumbent director and does not receive a majority of the votes cast in an uncontested election must promptly tender his or her resignation, contingent on the acceptance of that resignation by the Board, to the chair of the Board following certification of the election results.
Board Skills Matrix

The Nominating and Corporate Governance Committee and the Board believe that each director nominee brings a strong and diverse set of skills and experiences to the Company, as reflected in the board skills matrix below, including significant government, public company, financial, and strategic experience, that will strengthen our Board's independent leadership and effectiveness with respect to our business and long-term strategy.

Amble	Barnes	Flournoy	Gaumond	Jewett	Johnson	McClain	Read	Rossotti	Rozanski	Thornberry
Qualifications and Expertise											
Public Company Board Experience	●	●	●	●	●	●	●	●	●	●	
Current or Former CEO							●	●	●	●	
Executive Leadership Experience	●	●	●	●	●	●	●	●	●	●	●
Global / International Business	●		●				●	●	●	●	●
Finance / Accounting	●			●	●	●	●	●	●	●	●
Government Contracting	●					●	●		●	●	●
Enterprise Risk Management	●	●	●	●		●	●	●	●	●	●
Mergers and Acquisitions	●		●	●	●	●	●	●	●	●	●
Human Capital / Compensation Management	●	●	●			●	●	●	●	●	●
Cybersecurity / Information Security / Information Technology	●				●	●	●	●	●	●	●
Operations Management	●	●	●	●		●	●	●	●	●	●
ESG Oversight and Risk Management	●	●	●	●	●	●	●	●	●	●	●
Demographics (Self-Identification)											
Gender Identity	F	F	F	M	F	M	F	M	M	M	M
American Indian or Alaska Native											
Asian											
Black or African American		●				●					
Hispanic or Latino										●	
Native Hawaiian or Other Pacific Islander											
Two or More Races											
White	●		●	●	●		●	●	●		●
LGBTQIA+											
Years on Board	11	8	5	12	5	12	9	2	15	9	1
Age	71	60	63	73	65	77	61	62	83	56	65

Director Nominees
The eleven nominees for election as directors are listed below. If elected, the nominees for election as directors will serve for one-year terms and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board.

Director	Principal Occupation, Business Experience and Other Directorships Held

Joan Lordi C. Amble	Ms. Amble was the Executive Vice President, Finance for the American Express Company from May 2011 to December 2011, and also served as its Executive Vice President and Corporate Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement, and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital and GE Financial Services. Ms. Amble is the President of JCA Consulting, LLC, and she has served on the boards of directors of Zurich Insurance Group since April 2015 and Spire Global, Inc. since August 2022. Ms. Amble served as a member of the Standing Advisory Group for the Public Company Accounting Oversight Board from 2014 to 2020 and as a director at Broadcom Corporation from 2009 to 2011, Brown-Forman Corporation from 2011 to June 2016, XM Radio from 2006 to 2008, Sirius XM Holdings Inc. from 2008 until June 2021, and BuzzFeed, Inc. from August 2021 to May 2023. In addition, she previously served as an independent advisor to the Control and Risk Committee of the Executive Committee of the U.S. affiliate of Société Général, S.A. from October 2016 to June 2022 and as an independent advisor to BuzzFeed, Inc. from June 2023 to December 2023.

Age: 71 Director since: 2012 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Expertise in finance, financial reporting, compliance and controls, and global businesses;
• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Melody C. Barnes	Ms. Barnes is the executive director of the Karsh Institute of Democracy at the University of Virginia, where she also serves as the W.L. Lyons Brown Family Director for Policy and Public Engagement at the Democracy Initiative, the J. Wilson Newman Professor of Governance at the Miller Center of Public Policy, and a distinguished fellow at the School of Law. She is a co-founder of MB Squared Solutions, LLC and serves as director and Chair of the Nominating and Corporate Governance committee of Ventas Inc. (NYSE: VTR), a real estate investment trust. Ms. Barnes is a director of the William and Flora Hewlett Foundation, a trustee of the Thomas Jefferson Foundation, and on the advisory board of the Institute for Contemporary Art at Virginia Commonwealth University. From January 2009 to January 2012, Ms. Barnes served in the White House as Director of the Domestic Policy Council. In this role, she provided policy and strategic advice to President Obama and coordinated the domestic policy-making process for his administration. Before joining the White House, she served as the senior domestic policy advisor for then-Senator Obama’s 2008 presidential campaign. Ms. Barnes was the Executive Vice President for Policy at the Center for American Progress from 2005 to 2008 and Senior Fellow from 2003 to 2005. Prior to her tenure at the Center, Ms. Barnes was a principal in the Raben Group LLC. She also served as Chief Counsel to Senator Edward M. Kennedy on the Senate Judiciary Committee from 1998 to 2003, and General Counsel for Senator Kennedy from 1995 to 1998.

Age: 60 Director since: 2015 Independent Committees: • Compensation, Culture and People • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:
• Significant government experience and strong skills in public policy;
• Public company directorship and committee experience; and
• Core business skills, including financial and strategic planning, as well as leading not-for-profit organizations.

Director	Principal Occupation, Business Experience and Other Directorships Held

Michèle A. Flournoy
Ms. Flournoy is co-founder and managing partner of WestExec Advisors, a strategic advisory firm founded in 2017. Prior to her position, she served as the Under Secretary of Defense for Policy from 2009 to 2012. Ms. Flournoy serves as Chair of the board of Amida Technology Solutions and has served on the board of Astra Space, Inc., a space-launch, products and services company (NASDAQ: ASTR), since August 2021, and the board of Rivada Networks, Inc. since August 2023. She also serves on the nonprofit boards of the Center for a New American Security (CNAS), a bipartisan think tank which she co-founded in 2007 and served as its Chief Executive Officer from 2014 to 2016, CARE, and The War Horse. Previously, Ms. Flournoy served on the boards of directors of CSRA Inc. from 2015 to 2018, The MITRE Corporation from 2013 to 2017, and Rolls Royce North America, Inc. from 2012 to 2015, and was a senior advisor at Boston Consulting Group from 2012 to 2017. Ms. Flournoy serves as a member of the Defense Policy Board, and previously served on the President's Intelligence Advisory Board, the National Security Agency Advisory Board, and the CIA Director's External Advisory Board. She serves as a member of the Microsoft Policy Advisory Board and remains a member of the Council on Foreign Relations and the Aspen Strategy Group, a non-resident Senior Fellow at Harvard University’s Belfer Center for Science and International Affairs, and a non-resident faculty member of Georgia Tech's Sam Nunn School of International Affairs.

Age: 63 Director since: 2018 Independent Committees: • Compensation, Culture and People • Nominating and Corporate Governance (Chair)
Specific qualifications, experience, skills, and expertise include:

• Significant government experience, particularly in national security and defense policies;
• Public company directorship and committee experience; and
• Core business skills, including financial and strategic planning as well as leading not-for-profit organizations.

Mark E. Gaumond	Mr. Gaumond has over 35 years of experience working with senior management and audit committees of public and privately-held companies. He held senior positions with E&Y from 2002 to 2010, retiring from the firm as Senior Vice Chair for the Americas, and previously was a partner with a 27-year career at Andersen LLP. Mr. Gaumond formerly served as a director of Cliff's Natural Resources, Inc. from July 2013 to September 2014, Rayonier, Inc. from November 2010 to June 2014, and Rayonier Advanced Materials, Inc. from July 2014 to May 2020, and is a former trustee of The California Academy of Sciences. He previously served as Chairman of the Board of First American Funds from 2020 to March 2024 and as a director from January 2016 to March 2024. Mr. Gaumond has a BA from Georgetown University and an MBA from New York University. He is a member of the American Institute of Certified Public Accountants.

Age: 73 Director since: 2011 Lead Independent Director* Committees: • Audit (Chair) • Executive
Specific qualifications, experience, skills, and expertise include:

• Expertise in finance, financial planning, and compliance and controls;
• Public company directorship and audit committee experience; and
• Core business skills, including financial and strategic planning.

*Effective as of the Annual Meeting

Director	Principal Occupation, Business Experience and Other Directorships Held

Ellen Jewett	Ms. Jewett has served as managing partner at Canoe Point Capital LLC, an investment firm focusing on early stage social ventures, since 2015. Prior to that position, from 2010 to 2015, she served as managing director and head of U.S. Government and Infrastructure for BMO Capital Markets. Prior to that, Ms. Jewett spent more than 20 years at Goldman Sachs specializing in airport infrastructure financing, most recently serving as head of the public sector transportation group, and previously as head of the airport finance group. Ms. Jewett has served on the board of directors of JetBlue (NASDAQ: JBLU) since 2011, where she chairs the Governance and Nominating Committee, and as Treasurer on the nonprofit board of trustees of Children's Aid since 2019. She currently serves as a trustee on several nonprofit boards and as emerita trustee of Wesleyan University and the Brearley School, having previously served in chair and leadership positions on the boards of trustees of both academic institutions.

Age: 65 Director since: 2018 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Experience in domestic and international finance and talent management; and
• Core business skills, including financial and strategic planning.

Arthur E. Johnson	Mr. Johnson retired as Senior Vice President, Corporate Strategic Development of Lockheed Martin Corp. in 2009, a position he held since 1999. Mr. Johnson has over 20 years of senior leadership experience in the information technology, government services, aerospace, and defense businesses. Mr. Johnson brings extensive IT management experience to the Board, having held senior positions at IBM, Loral Corporation, and Lockheed Martin. He served as an independent trustee of the Fixed Income and Asset Allocation funds of Fidelity Investments from 2008 to 2023. Mr. Johnson served as a director of Delta Airlines from 2005 to 2007, IKON Office Solutions Corporation from 1999 to 2008, AGL Resources from 2002 to 2016, and Eaton Corporation, plc from 2009 to 2019.

Age: 77 Director since: 2011 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Director	Principal Occupation, Business Experience and Other Directorships Held

Gretchen W. McClain	Ms. McClain has served as the Chief Executive Officer of J.M. Huber Corporation (a private, family-owned global industrial company) since April 2022. She previously served as an Operating Executive for the Carlyle Group from July 2019 to March 2022. Prior to Carlyle, she was the founding President and Chief Executive Officer of Xylem, Inc. from October 2011 to September 2013. She joined Xylem as the founding CEO in 2011 when it was formed and taken public from a spinoff of the water business of ITT Corporation. She joined ITT in 2005 as the President of its residential and commercial water business, and served as the SVP and President of ITT's commercial businesses from 2008 to 2011. Ms. McClain has served in a number of senior executive positions at Honeywell Aerospace (formerly AlliedSignal), including VP and General Manager of the Business, General Aviation and Helicopters Electronics division, and VP for Engineering and Technology, as well as for Program Management in Honeywell Aerospace's Engines, Systems and Services Division. She also spent nine years with NASA and served as Deputy Associate Administrator for Space Development, where she played a pivotal role in the successful development and launch of the International Space Station Program as Chief Director of the Space Station and Deputy Director for Space Flight. Ms. McClain graduated from the University of Utah with a BS in Mechanical Engineering. She currently serves as a director of AMETEK, Inc. (NYSE: AME) and J.M. Huber Corporation, and previously served as a director of Hennessy Capital Acquisition Corp. IV from 2018 to 2020, Xylem, Inc. from 2011 to 2013, Con-Way Inc. from June 2015 to October 2015, Boart Longyear Limited from November 2015 to August 2019, and Faradyne Motors from 2009 to 2013.

Age: 61 Director since: 2014 Independent Committees: • Compensation, Culture and People (Chair) • Nominating and Corporate Governance • Executive
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and committee experience;
• Operating and management experience; and
• Core business skills, including financial and strategic planning.

Rory P. Read	Mr. Read is the former Chief Executive Officer of Vonage, a global leader in cloud communications helping businesses accelerate their digital transformation, a position he held from July 2020 to March 2024. He also served as Senior Vice President at Ericsson from July 2022 to March 2024, having joined the company as part of Ericsson’s acquisition of Vonage. He has more than three decades of experience leading global technology organizations. Previously, Mr. Read was Chief Operating Executive of Dell Technologies, CEO and President of Dell’s Virtustream, and EVP of Dell Boomi. He also served as Chief Integration Officer and played a lead role in the $67 billion merger of Dell and EMC—the largest tech merger in history. Prior to these roles, he served as CEO, President and Board member of Advanced Micro Devices and Chief Operating Officer and President at Lenovo following 23 years at IBM.

Age: 62 Director since: 2023 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Director	Principal Occupation, Business Experience and Other Directorships Held

Charles O. Rossotti	Mr. Rossotti has served as a Senior Advisor to The Carlyle Group since June 2003. Prior to this position, Mr. Rossotti served as the Commissioner of the Internal Revenue Service from 1997 to 2002. Mr. Rossotti co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer, and Chairman of the Board until 1997. Mr. Rossotti has served as a director for Abrigo Corporation since July 2021, where he chairs the Audit Committee, and as a director of Exiger since March 2024. Mr. Rossotti formerly served as a director of Merrill Lynch & Co., Inc. from 2004 to 2008, Bank of America Corporation from 2009 to 2013, Compusearch Software Systems from 2005 to 2010, Wall Street Institute from 2005 to 2010, Apollo Global from 2006 to 2012, Quorum Management Solutions from 2010 to 2014, Carlyle Select Trust from 2014 to 2015, Primatics Financial from 2011 to 2015, ECi Software Solutions from 2014 to April 2017, The AES Corporation from 2003 to April 2018, where he served as Chairman of the board from 2013 to April 2018, Coalfire Systems Inc. from November 2015 until July 2019, Novetta Solutions LLC from March 2016 until 2021, Unison Corporation from April 2020 to August 2022, and Accelerated Learning Inc. from December 2018 to February 2023. Mr. Rossotti also serves as a director of Spark the Journey, where he chairs the Development Committee.

Age: 83 Director since: 2008 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Expertise in finance, financial reporting, compliance and controls, and global businesses;
• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Horacio D. Rozanski	Mr. Rozanski is our President and Chief Executive Officer and will assume the position of Chair following the 2024 Annual Meeting of Stockholders. A respected authority and leader in the consulting industry, Mr. Rozanski has expertise in business strategy, technology and operations, talent and diversity, and the future of consulting. He joined Booz Allen in 1992 as a consultant to commercial clients, was elected vice president in 1999, and served as our Chief Personnel Officer, Chief Strategy and Talent Officer, Chief Operating Officer, and President before becoming Chief Executive Officer in 2015. He also is a member of our Board of Directors. Mr. Rozanski currently serves as Chairman of the board of directors for Children’s National Hospital and is a member of the board of directors at Marriott International, Inc. (NASDAQ: MAR), CARE USA, and the Economic Club of Washington, DC. He is also a member of the Business Roundtable, the United States Holocaust Memorial Museum’s Committee on Conscience, the Defense Advisory Committee on Diversity and Inclusion, and Vice Chair of the Kennedy Center Corporate Fund Board.

Age: 56 Director since: 2014 Committee: • Executive
Specific qualifications, experience, skills, and expertise include:
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Director	Principal Occupation, Business Experience and Other Directorships Held

William M. Thornberry	Mr. Thornberry represented the 13th district of Texas in the U.S. House of Representatives from January 1995 until January 2021. He served on the Armed Services Committee throughout his time in Congress, was its Chairman from January 2015 to January 2019, and became its Ranking Member in January 2019. Mr. Thornberry also served on the House Intelligence Committee for 14 years and chaired the Cyber Task Force in 2011. He previously served in the State Department during the Reagan Administration, as staff on Capitol Hill, and practiced law in Amarillo, Texas. Mr. Thornberry’s family has been ranching in Texas since 1881‚ a family business in which he continues to participate. He currently serves as Chair of the Board of Directors of CAE USA and as a member of the Board of Directors of Fortinet Federal, Inc.

Age: 65 Director since: April 2024 Independent Committees: • Compensation, Culture and People • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:
• Significant government experience, particularly in national security and defense policies;
• Public company directorship experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

The Board of Directors recommends a vote FOR each of the director nominees.

NON-CONTINUING DIRECTORS
The one director whose term will not continue after the Annual Meeting is listed below.

Director	Principal Occupation, Business Experience and Other Directorships Held

Ralph W. Shrader	Dr. Shrader is our Chair and has served in this position since 2008. He previously served as our Chief Executive Officer from 2008 to December 31, 2014 and as our President from 2008 to December 31, 2013. He has also served as Chair of Booz Allen Hamilton since 1999 and as Chief Executive Officer of Booz Allen Hamilton from 1999 to December 31, 2014. Dr. Shrader has been an employee of our Company since 1974. He is the seventh chair since our Company's founding in 1914 and has led our Company through a significant period of growth and strategic realignment. Dr. Shrader is active in professional and charitable organizations and was previously Chairman of the Armed Forces Communications and Electronics Association.

Age: 79 Director since: 2008 Chair, Independent Committee: • Executive (Chair)
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Our Board of Directors
The Board is responsible for providing governance and oversight over the strategy, risk, operations, and management of the Company. The primary focus of the Board is promoting stockholder value by fostering the long-term success of the Company. The Board is responsible for supporting and overseeing management, to which the Board has delegated the responsibility to manage the day-to-day strategy and operations of the Company.
The Board generally holds four regular meetings per year, and special meetings as necessary. The Board meets in executive session during each regular meeting; non-management directors also typically meet in executive sessions during each regular meeting. Consistent with the Company’s Corporate Governance Guidelines, Mark E. Gaumond was appointed by the non-management directors to serve as the Lead Independent Director, effective as of the 2024 Annual Meeting of Stockholders. The Lead Independent Director’s responsibilities include:
•presiding over executive sessions of the non-management directors and presiding, if the Chair is absent, at Board meetings;
•collaborating with the Chair to set meeting agendas and the annual schedule of meetings;
•providing input to the Chair on the quantity, quality and timeliness of information provided to the board;
•calling and chairing meetings of the independent directors and apprising the Chair of the issues considered;
•serving as the liaison between the independent directors and the Chair and Chief Executive Officer; and
•collaborating with the Audit, Compensation, Culture and People, and Nominating and Corporate Governance Committees on the performance and structure of the Board and its committees, including the performance of individual directors.
At least annually, independent directors also meet in executive session during a regular Board meeting.
The Board and its committees establish annual calendars of activities to guide the development of their agendas during the year. All directors are invited to propose agenda topics when the annual calendars are established, as well as in advance of each regular Board meeting. In addition, directors are encouraged to raise topics that are not on a meeting agenda or suggest topics for future agendas. Each director is provided written materials in advance of each meeting, and the Board and its committees provide feedback to, and make requests of, management at each of their meetings.
Corporate Governance Guidelines
As noted above, the Board has adopted Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.boozallen.com.
Codes of Conduct and Ethics
Our website also includes the Company’s Code of Business Ethics and Conduct, which is applicable to our directors and all employees, and the Company's Code of Ethics for Senior Financial Officers, which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and any other persons performing similar functions. Each such code was adopted by the Board and may be accessed without charge on the Investor Relations portion of our website, www.boozallen.com. We will disclose on the Investor Relations portion of our website any amendments to the Code of Business Ethics and Conduct or Code of Ethics for Senior Financial Officers and any waiver granted to an executive officer or director under these codes. In fiscal year 2024, no such waivers were sought or granted. The information found on the Company's website is not part of this proxy statement nor is it incorporated into any other filings the Company makes with the Securities and Exchange Commission (the "SEC").

Board Meetings and Attendance
Directors are expected to attend each Board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders. During fiscal year 2024, the Board held six meetings and acted by written consent. Each of our incumbent directors who served as a director during fiscal year 2024, except Mr. Johnson, attended at least 75 percent of the aggregate total number of Board and committee meetings to which they were assigned, and overall attendance was 95 percent. All directors who served at the time of our 2023 Annual Meeting of Stockholders attended that meeting.
Board Leadership Structure
As noted in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chair and Chief Executive Officer. The Board believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. If the individual elected as Chair is not an independent director, our Corporate Governance Guidelines provide that a lead independent director will be elected annually by a majority of the independent directors upon recommendation of the Nominating and Corporate Governance Committee of the Board. Dr. Shrader has notified the Board of his intention to not stand for re-election at the Annual Meeting. The Board has concluded that it is currently in the best interest of the stockholders for Mr. Rozanski, President and Chief Executive Officer, to assume the position of Chair following the 2024 Annual Meeting of Stockholders. The Board believes that the unified Chair and Chief Executive Officer roles, combined with the robust authority given to the Lead Independent Director, effectively represents the interests of stockholders and enables the Board to discharge appropriate levels of independence, oversight and responsibility to serve the Company. The Board exercises strong, independent oversight through frequent executive sessions, wholly independent Board committees and a tenured Lead Independent Director with clearly delineated and comprehensive duties. Further, the Board believes, given the Company’s unique culture and business model, a Chair that is intimately connected to the firm is essential, particularly as the Company and the industry are undergoing rapid transformation. In his role as Chair, President and Chief Executive Officer, Mr. Rozanski will leverage his three decades of experience with the Company with a focus on continuing to build stockholder value, managing risk, and supporting the Company's executive management.
Succession Planning and Talent Reviews
The Board believes that executive management succession planning is one of its most important responsibilities. Accordingly, the Board regularly undertakes executive management succession planning and talent reviews, with support provided by the Compensation, Culture and People Committee. On an annual basis, the Chair leads the Board in an in-depth discussion concerning Chief Executive Officer succession and the Chief Executive Officer leads the Board in a discussion concerning senior management succession. Chief Executive Officer succession is also discussed by the Board in an executive session outside the presence of any management directors. Management also updates the Board on key talent indicators, such as recruiting and retention for the overall employee population, throughout the year.
Risk Oversight
Our Board and its committees oversee the Company’s risk management processes, including but not limited to those relevant to cybersecurity risks, and are regularly briefed by management on risk management considerations. One of the primary tools that facilitates the Board’s oversight and mitigation of risk is the Company’s Enterprise Risk Management ("ERM") Program, which is designed to look holistically at risks which may cause a material, adverse impact to the Company’s operations, reputation, or value. As part of the ERM Program, our Chief Operating Officer directs and chairs the ERM Steering Committee, which is comprised of members of senior management, including our Chief Financial Officer, General Counsel, Chief Information Officer, Chief Information Security Officer, Chief Administrative Officer, and Chief Ethics and Compliance Officer, to:
•Annually review and approve the ERM Program, which provides the criteria and structure for how top enterprise risks are prioritized and categorized;
•Annually review and approve the ERM Risk Profile, which the ERM Program develops to identify and prioritize the top enterprise risks;
•Discuss and evaluate the Company’s risk appetite for different types of risk (including those related to strategy, reputation and brand, operations, finances, and compliance with policies and laws); and
•Assign risk owners and sponsors to top priority risks to develop action plans to mitigate and monitor the risks.

Under the ERM Program, our Chief Operating Officer prepares for the Board a quarterly update of our enterprise risks, including enterprise cybersecurity risks, and conducts with the Board an annual risk identification and mitigation analysis.
In addition to updates provided through the ERM Program, the Board is regularly updated by members of management, including the Chief Financial Officer, Chief Accounting Officer, Chief Legal Officer, Chief Operating Officer, Chief Administrative Officer, Chief Information Officer and Chief Information Security Officer, concerning significant risks facing the Company and processes that have been implemented to mitigate these risks, including cybersecurity risks. Additionally, throughout the year, each of our sector presidents who leads one of our major market units provides a comprehensive overview of their market, including risks and challenges.
In addition to this dialogue between management and the entire Board, the Board's committees have more specific roles concerning elements of the Company's risk management processes.
•Audit Committee: The Audit Committee is regularly updated by the Chief Legal Officer, Chief Ethics and Compliance Officer, Director of Internal Audit, and Chief Information Officer, and receives regular reports concerning the status of the Company's ethics and compliance program, internal controls over financial reporting and other operational compliance areas, and significant communications from the Company's regulators. The Audit Committee also leads the Board's efforts with respect to the oversight of cybersecurity risk.
•Compensation, Culture and People Committee: The Compensation, Culture and People Committee is responsible for overseeing risks related to the Company's human capital management and executive compensation policies and practices.
•Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee oversees risks arising from the Company's governance processes and practices related to ESG.
Annual Board Performance Assessment
The Board and each of the Audit, Compensation, Culture and People, and Nominating and Corporate Governance committees perform an annual assessment of their operations and effectiveness, and set goals for the future. The comments of the directors are compiled and presented, as applicable, to the Chair, the Lead Independent Director, the applicable committee Chair, and the full Board, with further discussion with the appropriate committee as needed. The key matters to be addressed are identified, and these matters become part of future agendas for the Board and its committees.
Board Independence
Eleven of our twelve current directors are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange ("NYSE") listing standards. For a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that the director has no material relationship with the Company directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. The independence criteria adopted by the Board are set forth in the Company's Corporate Governance Guidelines.
The Board has determined that Messrs. Gaumond, Johnson, Read, Rossotti, Shrader, and Thornberry, and Mses. Amble, Barnes, Flournoy, Jewett, and McClain are independent under the independence criteria for directors established by the NYSE and the independence criteria adopted by the Board. As a result, we currently have a majority of independent directors and satisfy the applicable rule of the NYSE. Mr. Rozanski is an employee of the Company and is not independent under the NYSE listing standards or our Corporate Governance Guidelines, which can be found in the Investor Relations portion of our website, www.boozallen.com.

Selection of Nominees for Election to the Board
The Nominating and Corporate Governance Committee recommends to the Board appropriate criteria for the selection of new directors based on the strategic needs of the Company and the Board, and periodically reviews the criteria adopted by the Board and, if deemed desirable, recommends to the Board changes to such criteria. The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating and Corporate Governance Committee defines diversity in an expansive manner to be reflective of the diversity of the Company and representative of its clients and other stakeholders, including, without limitation, race, ethnicity, gender, sexual orientation, age, disability, history of military service, geography, and areas of expertise and opinion. Accordingly, it is the policy of the Nominating and Corporate Governance Committee to include, and have any search firm that it engages include, diverse representation in the pool from which the Nominating and Corporate Governance Committee selects director candidates. Directors should have experience in positions with a high degree of responsibility, be, or have been, leaders in the companies or institutions with which they are, or were, affiliated, and be selected based upon the contributions they can make. Exceptional candidates who meet alternative criteria may also be considered.

Board Diversity
The diversity of the Board is reflected below for fiscal year 2024:

	Women	Hispanic or Latino	Black or African American
No. of Directors	5	1	2
% of Directors	42%	8%	17%
Board Tenure
We believe that Board tenure diversity is important and directors with many years of service provide the Board with a deep knowledge of our Company, while newer directors lend fresh perspectives. The chart below reflects the Board tenure of our directors, which on average is approximately 9 years.
Board Tenure is Diversified
Process for Stockholders to Recommend Director Nominees
Stockholders wishing to nominate a candidate for director must provide written notice, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102, not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Our bylaws set forth the requirements for direct nomination of an individual by a stockholder for election to the Board.
There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director designated by our Chief Executive Officer or recommended by a stockholder.

Director Orientation and Continuing Education
New directors are provided a multi-phase orientation generally timed to coincide with our Board meetings as part of our effort to integrate them into their role as directors and familiarize them with the Company. Orientation sessions are led by members of management and are focused on various elements of our business strategy, client service offerings, internal business operations, and corporate governance, among other areas. During the course of the year, representatives of management brief the Board on topics designed to provide directors a deeper understanding of various aspects of our business, such as applicable legal developments, ethics and compliance programs, and the evolving regulatory environment. In addition, the Board holds an annual business strategy session with management. Directors are also encouraged to participate in continuing education programs to better understand and execute their duties and responsibilities.
Communications with the Board
Stockholders, or other interested third parties, who wish to contact our Board may send written correspondence, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

Board Committees
Our Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation, Culture and People Committee, and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website, www.boozallen.com.
The following chart identifies the current members and chair of each standing committee, as well as related information.

Committee Membership			
Board Member	Independent	Executive	Audit	Compensation, Culture & People	Nominating & Corporate Governance
Ralph W. Shrader ★	I	Chair			
Horacio D. Rozanski		Member			
Joan Lordi C. Amble	I		Member, Financial Expert		
Melody C. Barnes	I			Member	Member
Michèle A. Flournoy	I			Member	Chair
Mark Gaumond	I	Member	Chair, Financial Expert		
Ellen Jewett	I		Member, Financial Expert		
Arthur E. Johnson	I		Member		
Gretchen W. McClain	I	Member		Chair	Member
Rory P. Read	I		Member		
Charles O. Rossotti	I		Member, Financial Expert		
William M. Thornberry	I			Member	Member
Number of Meetings in Fiscal 2024		0	4	5	4

★= Chair of the Board Chair icon = Chair Member icon = Member Calculator icon = Financial Expert I= Independent Director

The following is a brief description of our committees.
The Executive Committee
Our Executive Committee is responsible, among its other duties and responsibilities, for assisting our Board in fulfilling its responsibilities. Our Executive Committee is responsible for approving certain extraordinary corporate actions. The current members of our Executive Committee are Dr. Shrader (Chair), Messrs. Gaumond and Rozanski, and Ms. McClain. The Executive Committee acted by written consent during fiscal year 2024. On May 21, 2024, Dr. Shrader notified the Board of his intention to not stand for re-election at the 2024 Annual Meeting of Stockholders and resigned from his position on the Executive Committee effective as of the Annual Meeting. Pursuant to the charter of the Executive Committee, Mr. Rozanski will assume the position of Chair of the Executive Committee following the 2024 Annual Meeting of Stockholders when he assumes the role of Chair of the Board.
The Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical, and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.
The members of our Audit Committee are Messrs. Gaumond (Chair), Johnson, Read, and Rossotti, and Mses. Amble and Jewett, each of whom is an independent director as required by NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has determined that each member of our Audit Committee is financially literate and that Messrs. Gaumond and Rossotti and Mses. Amble and Jewett are each an “audit committee financial expert” as such term is defined under Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Securities Act").
The Audit Committee met four times during fiscal year 2024.
The Compensation, Culture and People Committee
Our Compensation, Culture and People Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to the executives and directors of our Company and its subsidiaries (including the Chief Executive Officer), establishing and reviewing the general compensation philosophy of our Company and its subsidiaries, reviewing, approving, and overseeing the administration of the employee benefits plans of our Company and its subsidiaries, assisting the Board in overseeing succession planning of the Chief Executive Officer and key management positions, and overseeing programmatic matters relating to human capital management and culture, including relating to diversity, equity, and inclusion.
The current members of our Compensation, Culture and People Committee are Mses. Barnes, Flournoy, and McClain (Chair) and Mr. Thornberry, each of whom is an independent director as required by NYSE listing standards. The Compensation, Culture and People Committee charter, a copy of which is available on our website, www.boozallen.com, requires that all members of the Compensation, Culture and People Committee must satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Each of the members of the Compensation, Culture and People Committee currently satisfies these requirements.
The Compensation, Culture and People Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation, Culture and People Committee may deem appropriate, provided that the subcommittees are composed entirely of directors satisfying the independence standards then applicable to the Compensation, Culture and People Committee generally.
The Compensation, Culture and People Committee has not engaged a compensation consultant; however, the Compensation, Culture and People Committee is briefed by management, which consults with Korn Ferry. The Company engaged Korn Ferry to provide market assessments and recommendations on the Company’s director compensation and assist management with compensation decisions regarding our named executive officers, including performing a comprehensive review of the peer companies used for evaluating our named executive officers' compensation, advising on our executive compensation philosophy, strategy, and framework, and other matters related to the Company’s short-term and long-term performance plans, as well as providing insight related to the Company’s compensation disclosure in the proxy statement. In addition, Korn Ferry provided other consulting services to the Company, including advising the Company in connection with the 2023 Equity Incentive Plan, certain regulatory changes and participating in our compensation risk assessment. The aggregate fees paid to Korn Ferry for fiscal year 2024 were $391,196, of which $271,196 were related to executive compensation services. The Compensation, Culture and People Committee assessed the independence of Korn Ferry and concluded that Korn Ferry's work for the Company did not raise any conflicts of interest.
Each of the members of our Leadership Team participates in the discussion and consideration of compensation to be awarded to the executives in their reporting chain. Our Leadership Team does not participate in the discussions or provide any recommendations to the Compensation, Culture and People Committee regarding their own compensation. See “Compensation Discussion and Analysis—Setting Executive Compensation and Peer Group."
The Compensation, Culture and People Committee met five times during fiscal year 2024.
The Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among its other duties and responsibilities, identifying and recommending candidates to the Board for election to our Board (including candidates proposed by stockholders), reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines, overseeing Board and Board committee evaluations, and overseeing practices related to corporate governance, corporate citizenship, and ESG matters.
The current members of our Nominating and Corporate Governance Committee are Mses. Barnes, Flournoy (Chair) and McClain and Mr. Thornberry, each of whom is an independent director as required by NYSE listing standards.
The Nominating and Corporate Governance Committee met four times during fiscal year 2024.

Director Compensation
Directors who are employed by us do not receive any additional compensation for their services as directors. For non-employee directors, on an annual basis, the Chief People Officer, with the assistance of Korn Ferry, performs a comprehensive review of director compensation and makes recommendations to the Compensation, Culture and People Committee regarding proposed changes. In July 2023, the Compensation, Culture and People Committee reviewed director compensation data for the peer group used for benchmarking executive compensation and the general market. Based on that review, the Compensation, Culture and People Committee made no changes to compensation levels for directors for their service from August 2023 to July 2024.
Director compensation included the following:

Component	Annual Amount
Annual Board Chair Retainer	$320,000
Annual Board Retainer (non-Chair)	$120,000
Annual Equity Award	$200,000
Audit Committee Chair Additional Retainer	$30,000
Compensation, Culture and People Committee Chair Additional Retainer	$20,000
Nominating and Corporate Governance Committee Chair Additional Retainer	$15,000
The annual equity awards are granted in the form of restricted stock under our Equity Incentive Plan, as amended and restated from time (the "Equity Incentive Plan"). Generally these grants occur in August following our annual meeting of stockholders and half of the annual award vests on January 31 of the following year, and the other half vests on July 31 following the first vesting date. In fiscal year 2024, the equity grants were made under our 2023 Equity Incentive Plan, which was approved by our stockholders in July 2023 and governs equity awards made after its effective date. The annual retainer and any additional payments for service as a chair are generally paid in cash, unless a director elects to receive all or a portion of such payments in the form of restricted stock. Our directors do not receive additional fees for attending Board or committee meetings.
The following table shows the compensation earned by or paid to our non-employee directors in fiscal year 2024:
Director Compensation Table

Name	Fees Earned ($)	Stock Awards ($)(1)(12)	Total ($)
Joan Lordi C. Amble	120,000(2)	200,062(2)	320,062
Melody C. Barnes	120,000(3)	200,041(3)	320,041
Michèle A. Flournoy	135,000(4)	200,088(4)	335,088
Mark E. Gaumond	150,000(5)	200,010(5)	350,010
Ellen Jewett	120,000(6)	200,041(6)	320,041
Arthur E. Johnson	120,000(7)	200,041(7)	320,041
Gretchen W. McClain	140,000(8)	200,041(8)	340,041
Rory P. Read	120,000(9)	200,041(9)	320,041
Charles O. Rossotti	120,000(10)	200,041(10)	320,041
Ralph W. Shrader	320,000(11)	200,041(11)	520,041
(1)This column represents the grant date fair value of the stock awards granted to our directors in fiscal year 2024. Where the stock awards were the result of voluntary elections to receive cash retainers in stock, the value reflected in this column represents only the excess of the fair market value of the stock awards over the cash retainer amount paid if in the form of stock. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements for the fiscal year ended March 31, 2024, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the director.

(2)Ms. Amble elected to receive her annual retainer in a combination of cash and restricted stock, and was granted a total of 2,433 shares of restricted stock for her annual equity grant and in lieu of a portion of the annual retainer. The grant date fair market value of the shares was $300,062, based on the $123.33 closing price of our stock on the August 1, 2023 grant date.
(3)Ms. Barnes elected to receive her annual retainer in the form of cash, and was granted a total of 1,622 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $200,041, based on the $123.33 closing price of our stock on the August 1, 2023 grant date.
(4)Ms. Flournoy elected to receive her annual retainer and her additional payment for service as the chair of the Nominating and Corporate Governance Committee in the form of restricted stock, and was granted a total of 2,717 shares of restricted stock for her annual equity grant and in lieu of (i) her annual retainer and (ii) $15,000 for the chair retainer. The grant date fair market value of the shares was $335,088, based on the $123.33 closing price of our stock on the August 1, 2023 grant date.
(5)Mr. Gaumond elected to receive his annual retainer in the form of cash and his additional payment for service as the chair of the Audit Committee in the form of restricted stock, and was granted a total of 1,865 shares of restricted stock for his annual equity grant and in lieu of $30,000 for the chair retainer. The grant date fair market value of the shares was $230,010, based on the $123.33 closing price of our stock on the August 1, 2023 grant date.
(6)Ms. Jewett elected to receive her annual retainer in the form of cash, and was granted a total of 1,622 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $200,041, based on the $123.33 closing price of our stock on the August 1, 2023 grant date.
(7)Mr. Johnson elected to receive his annual retainer in the form of cash, and was granted a total of 1,622 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $200,041, based on the $123.33 closing price of our stock on the August 1, 2023 grant date.
(8)Ms. McClain elected to receive her annual retainer and her additional payment of $20,000 for service as the chair of the Compensation, Culture and People Committee in the form of cash, and was granted a total 1,622 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $200,041, based on the $123.33 closing price of our stock on the August 1, 2023 grant date.
(9)Mr. Read elected to receive his annual retainer in the form of restricted stock, and was granted a total of 2,595 shares of restricted stock for his annual equity grant and in lieu of the annual retainer. The grant date fair market value of the shares was $320,041, based on the $123.33 closing price of our stock on the August 1, 2023 grant date.
(10)Mr. Rossotti elected to receive his annual retainer in the form of restricted stock, and was granted a total of 2,595 shares of restricted stock for his annual equity grant and in lieu of the annual retainer. The grant date fair market value of the shares was $320,041, based on the $123.33 closing price of our stock on the August 1, 2023 grant date.
(11)Dr. Shrader elected to receive his annual retainer as Chair in the form of cash, and was granted 1,622 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $200,041, based on the $123.33 closing price of our stock on the August 1, 2023 grant date.
(12)The following table sets forth the aggregate number of equity awards outstanding at the end of fiscal year 2024.
Equity Awards for Service as a Director

Name	Unvested Restricted Stock (a)
Joan Lordi C. Amble	1,216
Melody C. Barnes	811
Michèle A. Flournoy	1,358
Mark E. Gaumond	932
Ellen Jewett	811
Arthur E. Johnson	811
Gretchen W. McClain	811
Rory P. Read	1,297
Charles O. Rossotti	1,297
Ralph W. Shrader	811
(a)The shares of restricted stock reported in this column vest on July 31, 2024.

Director Ownership Guidelines
Equity ownership guidelines for all of our non-employee directors are in place to further align their interests to those of our stockholders. Each of our non-employee directors has five years from the date of commencement of his/her service on the Board to achieve equity ownership with a value equivalent to five times his/her annual retainer. In calculating a director’s ownership, Class A common stock, vested in-the-money options, and vested and unvested restricted stock issued under the Equity Incentive Plan will be considered owned by the non-employee director. Each of our directors who has served on the Board for five years or more has regularly exceeded and currently exceeds the equity ownership guidelines. For a description of the guidelines applicable to executive officers, see our CD&A beginning on page 30.
Insider Trading Policy and Policy on Hedging, Short Sales, and Speculative Transactions
The Company has an Insider Trading Policy, which governs the purchase, sale and other dispositions of its securities by employees, officers, directors, subsidiaries, and affiliates of the Company, as well as their immediate family members and other persons living in their households. The Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and any listing standards applicable to the Company.
Under the Company's Insider Trading Policy, the Company’s personnel are prohibited from directly or indirectly buying, selling or gifting securities of the Company while in possession of material non-public information concerning the Company or its securities, except in the limited circumstances described in the policy. Additionally, the Company’s personnel are prohibited from engaging in (i) short sales of securities of the Company, (ii) transactions in puts, calls, or other derivative securities with respect to securities of the Company, (iii) hedging transactions with respect to securities of the Company, (iv) holding securities of the Company in a margin account, and (v) pledging securities of the Company as collateral for a loan.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The following individuals served on our Compensation, Culture and People Committee during fiscal year 2024: Mses. Barnes, Flournoy, and McClain. No member of our Compensation, Culture and People Committee currently is, or has been, an officer or employee of the Company. During fiscal year 2024, none of our executive officers served as a member of the Board or compensation committee (or other board committee performing equivalent functions) of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation, Culture and People Committee.

SECURITY OWNERSHIP INFORMATION
Security Ownership of Directors and Executive Officers
The following table indicates information as of May 17, 2024 regarding the beneficial ownership of our Class A common stock by each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.
The percentages shown are based on 129,320,488 shares of Class A common stock outstanding as of May 17, 2024. Class A common stock is entitled to one vote per share on all matters voted on by our stockholders.
The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name	Shares Beneficially Owned	Percentage of Class
Directors and nominees
Joan Lordi C. Amble	50,826	*
Melody C. Barnes	17,590	*
Michèle A. Flournoy	15,005	*
Mark E. Gaumond	58,582	*
Ellen Jewett	12,497	*
Arthur E. Johnson	37,787	*
Gretchen W. McClain	28,252	*
Rory P. Read	4,374	*
Charles O. Rossotti	25,673	*
Horacio D. Rozanski	542,021	*
Dr. Ralph W. Shrader	797,993(1)	*
William M. Thornberry	451	*
Other named executive officers
Matthew Calderone	55,508(2)	*
Kristine Martin Anderson	118,719(3)	*
Judi Dotson	110,500(4)	*
Nancy J. Laben	45,231(5)	*
All directors and executive officers as a group (19 persons)(6)	2,061,382	1.59%
 *    Represents beneficial ownership of less than 1%.
(1)Dr. Shrader shares investment power and voting power with his wife, Mrs. Janice W. Shrader, for 782,890 shares in the Ralph W. Shrader Revocable Trust.
(2)Includes 32,732 shares that Mr. Calderone has the right to acquire through the exercise of options.
(3)Includes 49,858 shares that Ms. Anderson has the right to acquire through the exercise of options.
(4)Includes 42,298 shares that Ms. Dotson has the right to acquire through the exercise of options.
(5)Includes 23,193 shares that Ms. Laben has the right to acquire through the exercise of options.
(6)Includes 226,284 shares that the directors and executive officers, in aggregate, have the right to acquire through the exercise of options.

Security Ownership of Certain Beneficial Owners
The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of our Class A common stock.

Name and Address	Shares Beneficially Owned	Percentage of Class
The Vanguard Group (1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	13,228,775	10.23%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	10,190,255	7.87%
Blackrock, Inc. (3) 50 Hudson Yards New York, New York 10001	9,634,129	7.45%
(1)The Vanguard Group has filed with the SEC a Schedule 13G/A dated February 13, 2024, which reports the beneficial ownership of 13,228,775 shares of Class A common stock by it as of December 29, 2023. As reported in the Schedule 13G/A, The Vanguard Group had sole voting power with respect to 0 shares of our Class A common stock, sole dispositive power with respect to 13,055,540 shares of our Class A common stock, shared voting power with respect to 81,202 shares of our Class A common stock, and shared dispositive power with respect to 173,235 shares of our Class A common stock.
(2)T. Rowe Price Associates, Inc. has filed with the SEC a Schedule 13G/A dated February 14, 2024, which reports the beneficial ownership of 10,190,255 shares of Class A common stock by it as of December 31, 2023. As reported in the Schedule 13G/A, T. Rowe Price Associates, Inc. had sole voting power with respect to 3,055,072 shares of our Class A common stock, sole dispositive power with respect to 10,183,232 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares of our Class A common stock.
(3)Blackrock, Inc. has filed with the SEC a Schedule 13G/A dated January 26, 2024, which reports the beneficial ownership of 9,634,129 shares of Class A common stock by it as of December 31, 2023. As reported in the Schedule 13G/A, Blackrock, Inc. had sole voting power with respect to 8,970,784 shares of our Class A common stock, sole dispositive power with respect to 9,634,129 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares of our Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions
We adopted a written related person transactions policy pursuant to which related persons, namely our executive officers, directors, and principal stockholders, and their immediate family members, are not permitted to enter into certain transactions, or materially modify or amend an ongoing transaction, with us, in which the amount involved exceeds $120,000, without the consent of our Audit Committee or any other body of the Board of Directors comprised solely of independent directors. Any request for us to enter into or materially modify or amend certain such transactions is required to be presented to our Audit Committee for review, consideration, and approval. All of our directors and executive officers are required to report to our Secretary any such proposed related person transaction, who is required to provide notice of such proposed related person transaction to the Audit Committee. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms at least as favorable as terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction.
Related Person Transactions
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify such individuals against certain liabilities arising out of service as a director or officer of the Company and its subsidiaries. The indemnification agreements provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
Other Relationships
Bryan E. Shrader, a Senior Vice President at the Company, is the son of Dr. Ralph Shrader, our former Chief Executive Officer and current Chair of the Board. In fiscal year 2024, Mr. Shrader received $300,000 in base salary, a cash bonus of $250,080, and retirement contributions of $40,500. He received a grant of 1,247 time-based restricted stock units with a grant date fair value of $112,043 and a grant of 312 performance-based restricted stock units with a grant date fair value of $28,033. Mr. Shrader also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Mitchell Thompson, an Associate at the Company, is the son of Elizabeth Thompson, an Executive Vice President. In fiscal year 2024, Mr. Thompson received $133,900 in base salary, retirement contributions of $7,924, and an award of $100. Mr. Thompson also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Trevor Thompson, a Senior Consultant at the Company, is the son of Elizabeth Thompson, an Executive Vice President. In fiscal year 2024, Mr. Thompson received $98,911 in base salary and retirement contributions of $5,381. Mr. Thompson also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Emily Pfeifer, a Senior Consultant at the Company, is the daughter of Tom Pfeifer, an Executive Vice President and President of the Company's National Security sector. In fiscal year 2024, Ms. Pfeifer received $104,971 in base salary, retirement contributions of $6,088, and an award of $400. Ms. Pfeifer also participates in the Company’s other benefit programs on the same basis as other employees at the same level.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (CD&A), together with the compensation tables and related disclosures, provides a narrative of our executive compensation philosophy and programs as reviewed and determined by the Compensation, Culture and People Committee of the Board of Directors.
At Booz Allen, our purpose is to empower people to change the world. Our leadership philosophy and partnership culture are foundational to how we drive transformation and guide our people to solve our clients' toughest challenges.
Our executive compensation strategy is uniquely designed to:
•Deliver competitive compensation tied to long-term stockholder value creation;
•Attract and retain top talent from across the global marketplace who will continue to propel us forward for the future;
•Motivate and reward executives with exceptional ability to meet and exceed the demands of our clients;
•Infuse an ownership mindset to build sustainable growth and value; and
•Reinforce our partnership-style culture which differentiates our ability to come to market as an institution rather than as individuals, create alignment on our strategy, priorities and associated investments, and encourage rapid and efficient deployment of our people across clients and opportunities.
The tenure of our executives is a testament to the team's long-standing commitment to the Company and its long-term business goals. Our named executive officers for fiscal year 2024 were:

Horacio D. Rozanski	Matthew A. Calderone	Kristine Martin Anderson	Judith H. Dotson	Nancy J. Laben
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer	Executive Vice President, Chief Operating Officer	Executive Vice President, President of Global Defense Sector	Executive Vice President, Chief Legal Officer
Executive Tenure: 24 years Total Tenure: 31 years	Executive Tenure: 12 years Total Tenure: 21 years	Executive Tenure: 14 years Total Tenure: 18 years	Executive Tenure: 19 years Total Tenure: 35 years	Executive Tenure: 10 years Total Tenure: 10 years

Executive Summary
Company Performance and Highlights
Delivering Significant Returns to Stockholders
In fiscal year 2024, our staff and leaders led the Company to deliver record performance for fiscal year revenue and earnings, increased headcount by approximately seven percent, and generated solid backlog growth. This strong performance has resulted in significant returns to our stockholders through appreciation in our stock price, the payment of regular dividends, and share repurchases.
•Our stock price increased by approximately 60% and total stockholder return was approximately 63% during fiscal year 2024.
•During fiscal year 2024, we declared and paid $253.4 million in recurring dividends to stockholders—three regular dividends of $0.47 per share and one regular dividend of $0.51 per share.
•We allocated $23.3 million to strategic investments.
•The Board increased the quarterly dividend by 9% for performance in the third quarter of fiscal year 2024, payable in the fourth quarter of fiscal year 2024. The total dividends paid in fiscal year 2024 grew 8% compared to fiscal year 2023.
•We expect to declare and pay regular quarterly cash dividends in the future. However, the actual declaration of any such future dividends and the establishment of the per share amounts, record dates, and payment dates are subject to the discretion of the Board, which will take into consideration future earnings, cash flows, financial requirements, and other factors.
•During fiscal year 2024, we repurchased 3.5 million shares for $415.0 million (which includes 3.2 million of open market share repurchases as well as 0.3 million shares to cover the minimum statutory withholding taxes on restricted stock units that vested on various dates during the period).
•On May 22, 2024, the Board of Directors approved an additional increase to our share repurchase authorization of $525.0 million, for a total capacity of $3,085.0 million under the share repurchase program. As of March 31, 2024, the Company had approximately $483.2 million of unused capacity to repurchase shares of common stock under the share repurchase program.

Fiscal Year 2024 Company Performance

Net Income and Net Income Margin		Adj. EBITDA and Adj. EBITDA Margin on Revenue
Net Income ($ millions)	Margin (%)	Adj. EBITDA ($ millions)	Margin (%)
•Fiscal year 2024 marked the ninth consecutive year of top-line revenue growth.
•Continued focus on investments in people, capabilities, and markets is positioning Booz Allen to deliver near-term and long-term stockholder value.
•Full year revenue increased 15.2% to $10,661.9 million.
•Net income increased 123.3% to $605.7 million.
•Adjusted EBITDA increased 15.9% to $1,175.1 million.
•Diluted EPS increased 126.1% to $4.59.
•Adjusted Diluted EPS increased 20.6% to $5.50.
•Total backlog increased 8.4% to $33.8 billion.
•Net cash provided by operating activities decreased 57.1% to $258.8 million.
•Free cash flow decreased 63.5% to $192.1 million in fiscal year 2024.
Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted Diluted Earnings Per Share, and Free Cash Flow may differ from similarly titled measures presented by other companies in our industry and are not recognized measures under U.S. Generally Accepted Accounting Principles, or GAAP. A reconciliation between these non-GAAP financial measures and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix A to this proxy statement.

Compensation Philosophy
    We are a values-driven organization where our partnership culture motivates our executives, who we define as our named executive officers, Executive Vice Presidents, and Senior Vice Presidents, to consistently act in the best interests of the Company. Our executive compensation program is intrinsically tied to our purpose and values.

Our Philosophy		What Our Philosophy Achieves
-	Guides executives to live the Company's purpose and values in their client work and internal interactions	-	Empowers executives to think and act in the best interests of the Company
-	Aligns executives' compensation with Company performance, strategic objectives, and the creation of long-term sustainable stockholder value	-	Focuses on optimizing stockholder value and fostering an ownership culture
-	Attracts, motivates, and retains executives of exceptional ability to meet and exceed the demands of our clients	-	Engages and incentivizes our executives to effectively execute our business strategy
-	Creates appropriate rewards and penalties for exceeding or falling short of Company-level performance targets	-	Creates and enables agility within our leadership and the Company overall, allowing us to quickly adjust, align, and advance in an ever-changing global marketplace
Key Executive Compensation Practices
To ensure strong corporate governance, our compensation program incorporates the following key practices:

At Booz Allen, We:		At Booz Allen, We Don't:
✓	Require our executives and directors to satisfy meaningful stock ownership requirements	✗	Reprice underwater stock options
✓	Maintain a clawback policy and include additional compensation recovery provisions in our incentive plans	✗	Offer individual supplemental executive retirement plans
✓	Perform annual review of appropriate peer group to benchmark executive compensation	✗	Grant discounted stock options
✓	Conduct annual risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company	✗	Provide tax gross-ups on golden parachute payments for CEO or other officers following a change in control
✓	Review on a regular basis our executive talent, performance, deployments, and succession	✗	Allow for change in control agreements for named executive officers
✓	Align executive pay with short- and long-term performance	✗	Allow employees or directors to engage in hedging transactions or pledging of our shares
✓	Hold annual advisory vote on executive compensation	✗	Provide single-trigger vesting in the event of a change in control

Setting Executive Compensation and Peer Group
We evaluate our named executive officers' compensation relative to the compensation of publicly traded peer companies that are similar in size, industry, and operations. The Compensation, Culture and People Committee reviews the peer group regularly and adjusts as necessary due to changes at a peer company's operations or changes in comparability (e.g., due to bankruptcy or mergers and acquisitions) to the Company. The peer group is used by the Compensation, Culture and People Committee as a point of reference in determining pay within a competitive range without targeting a specific benchmark when making executive pay decisions.
For setting fiscal year 2024 executive compensation, the Compensation, Culture and People Committee requested that our outside compensation consultant, Korn Ferry, perform a comprehensive review of the peer companies used for evaluating our named executive officers' compensation. Korn Ferry evaluated companies that are similar in size, industry, and operations, using specific review criteria, as described below:
•Company size: Organizations with revenues approximately 0.33x to 3.00x of our revenue, with peer median revenue approximating Company revenue, and with flexibility outside of this range to accommodate organizations that are a good match from a business perspective.
•Industry: Government services organizations in information technology consulting and other services industries, such as cyber, data processing and outsourced services, and the aerospace and defense industries, as well as other comparable organizations that our Investor Relations department tracks and/or that benchmark to our Company.
As a result of this review, the Compensation, Culture and People Committee approved the peer group set forth below for benchmarking and setting compensation of our named executive officers for fiscal year 2024.

Fiscal Year 2024 Peer Group
 - Akamai Technologies, Inc. (AKAM)
 - CACI International, Inc. (CACI)
 - CGI Group, Inc. (GIB)
 - Cognizant Technology Solutions (CTSH)
 - Conduent Incorporated (CNDT)
 - DXC Technology (DXC)
 - EPAM Systems, Inc. (EPAM)
 - FISERV, Inc. (FI)

 - FTI Consulting, Inc. (FCN)
 - Jacobs Engineering (J)
 - KBR Inc. (KBR)
 - L3Harris Technologies, Inc. (LHX)
 - Leidos Holdings, Inc. (LDOS)
 - Maximus, Inc. (MMS)
 - Parsons Corporation (PSN)
 - Science Applications International Corporation (SAIC)

The Compensation, Culture and People Committee established fiscal year 2024 target compensation for the named executive officers by taking into consideration the peer group benchmarking analysis and input from Korn Ferry, along with feedback from the CEO (in the case of named executive officers who are direct reports to the CEO), and the Committee's collective judgment and discretion. The target executive compensation includes the fiscal year salary amount, target short-term annual cash incentive, and long-term equity incentive. Additional information on each of these items can be found below under "Compensation Elements."
The Compensation, Culture and People Committee considers peer group benchmarking and other market compensation data as critical inputs but not the sole factors in the overall assessment of competitiveness of our executive compensation. The Compensation, Culture and People Committee also considers other components such as performance, contributions, internal equity, and experience of each named executive officer in determining target and actual compensation amounts.
In fiscal year 2024, Korn Ferry was also engaged to:
•Review and provide advice on our Compensation Discussion and Analysis;
•Provide insight into regulatory changes including our adoption of an updated "clawback" policy in light of the SEC's final rules on the recovery of erroneously awarded compensation and the NYSE's listing standards;
•Provide insight into the 2023 Equity Incentive Plan and associated share pool which was subsequently approved by stockholders in July 2023;
•Participate in the compensation risk assessment;
•Perform benchmarking and analysis of our Board of Directors' compensation; and
•Provide general market intelligence for setting short-term and long-term performance metrics and associated goals in the Annual Incentive Plan and the Equity Incentive Plan.

Compensation Elements
The primary components of our executive compensation program include:

Element	Objective
Base Salary	Provides a regular income at competitive market level and reflects each executive's skills, experience, and responsibilities
Annual Cash Incentive	Motivates our executives to achieve our annual operational and financial goals
Long-Term Equity Incentives	Reward sustained performance and align executives' interests with our stockholders
Benefits	Provide for the health and welfare of our executives, including retirement benefits to promote long-term commitment of our executives to the Company
Fiscal Year 2024 Compensation Adjustments
Effective for fiscal year 2024, the Compensation, Culture and People Committee, with guidance from our compensation consultant, Korn Ferry, peer benchmarking data, and the CEO (in the case of named executive officers who are direct reports to the CEO), approved compensation adjustments for certain of our named executive officers to further increase the competitiveness of executive pay with continued focus on short-term and long-term Company performance and stockholder interests.
The Compensation, Culture and People Committee approved an increase of $500,000 to the target annual incentive amount and $1,500,000 to the target annual time-based RSU amount for Mr. Rozanski. Additionally, the Compensation, Culture and People Committee approved the following compensation increases for Mr. Calderone, Ms. Anderson, and Ms. Dotson for fiscal year 2024: (i) Mr. Calderone received an increase of $175,000 to the target annual incentive amount and $225,000 to the target annual equity grant amount, (ii) Ms. Anderson received an increase of $25,000 to the target annual incentive amount and $275,000 to the target annual equity grant amount, and (iii) Ms. Dotson received an increase of $100,000 to the target annual incentive amount and $100,000 to the target annual equity grant amount. The named executive officers’ fiscal 2024 target annual cash incentive amounts are set forth below under the heading “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive,” and the fiscal 2024 target annual equity grant amounts are set forth below under the heading “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives—Fiscal Year 2024 Annual Grants.”
At-Risk Compensation
We believe that a significant portion of our named executive officers' compensation should be tied to the Company's success and the long-term returns of our stockholders. Consistent with this approach and as shown in the charts below for target compensation as of fiscal year-end 2024, more than half of the target compensation for each of our CEO and other named executive officers is delivered in the form of variable "at risk" compensation opportunities that are tied to the achievement of pre-set financial and operational goals.

Base Salary
Base salary represents a relatively small portion of the total target executive compensation opportunities and provides the fixed component necessary to attract and retain executive talent. The salary paid to each of our named executive officers in fiscal year 2024 is set forth in the table below.

Name	FY24 Base Salary
Horacio D. Rozanski	$1,500,000
Matthew A. Calderone	$650,000
Kristine Martin Anderson	$900,000
Judith H. Dotson	$650,000
Nancy J. Laben	$650,000
Annual Cash Incentive
The annual cash incentive portion of our executives' compensation is provided through our annual bonus program. The target annual incentive amount for our named executive officers is determined each year by the Compensation, Culture and People Committee based on the market analysis and recommendation of our compensation consultant, as well as of the CEO (in the case of named executive officers who are direct reports to the CEO).
The target annual cash incentive value for each named executive officer is established as a fixed dollar value, as approved by the Compensation, Culture and People Committee generally near the beginning of each fiscal year. The actual annual incentive payout for each named executive officer is determined after the fiscal year ends, as described below, and calculated as a percentage of over- or under-performance as approved by the Compensation, Culture and People Committee and applied to the target annual incentive value. Executives who retire, or terminate employment under our transition policy, before the end of the fiscal year are generally eligible to receive a prorated incentive payment.
The annual incentive is based on achievement of the Company's performance against a target Adjusted EBITDA range with upward or downward adjustments for performance in comparison to the range. The performance range is generally determined at or near the beginning of each fiscal year by the Compensation, Culture and People Committee. Payment of the annual incentive approximating target levels would generally occur when actual Adjusted EBITDA is within the established Adjusted EBITDA range. A portion of any variance between the established range and actual Adjusted EBITDA is reflected as an adjustment to the pool of funds available for the annual incentive payment, or the bonus pool. The amount of the adjustment is determined by the Compensation, Culture and People Committee in its sole discretion. A positive variance between the range and actual Adjusted EBITDA would generally result in an increase in the bonus pool and a negative variance would generally result in a decrease in the bonus pool.
Adjusted EBITDA represents net income before income taxes, net interest and other expense and depreciation and amortization, and before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. We base the annual incentive portion of our executives' compensation on Adjusted EBITDA because we believe it is a direct reflection of the cash flow and operating profitability of our business and represents the element of our performance that executives can most directly impact through their management of the business.
Our Compensation, Culture and People Committee reviews and approves the Adjusted EBITDA result and any adjustments to the plan bonus pool based on year-end operating results. The final bonus pool, as approved by our Compensation, Culture and People Committee, is distributed to our executives as a consistent percentage of the target value.

	Adjusted EBITDA[1]	Executive Bonus Pool
FY24 Target	Range: $1,060 million - $1,090 million	$25.1 million
FY24 Actual	$1,175 million	$40.1 million
(1). See Appendix A to this proxy statement for a reconciliation of Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP.

For fiscal year 2024, the Company's performance exceeded the top-end of the fiscal year 2024 target Adjusted EBITDA range. Based on these results, the Compensation, Culture and People Committee determined that bonus payouts should be above target to appropriately recognize and reward the Company’s leadership. Accordingly, the Compensation, Culture and People Committee approved the executive bonus payout equal to approximately 160% above the target. The short-term incentive target opportunities and cash payments received by each of our named executive officers for fiscal year 2024 are presented in the table below.

Name	FY24 Annual Cash Incentive Target	Annual Cash Incentive Payout	Annual Cash Incentive Paid
Horacio D. Rozanski	$2,000,000	160%	$3,200,000
Matthew A. Calderone	$650,000	160%	$1,040,000
Kristine Martin Anderson	$650,000	160%	$1,040,000
Judith H. Dotson	$650,000	160%	$1,040,000
Nancy J. Laben	$550,000	160%	$880,000
Long-Term Equity Incentives
It is our philosophy that executives should hold meaningful amounts of long-term equity compensation to align the personal financial interests of our executives with the interests of long-term stockholders and to encourage a long-term perspective with regard to Company performance and growth. The equity compensation for our executives is delivered in the form of annual grants and new hire/advancement and retention grants.
Fiscal Year 2024 Annual Grants
Our named executive officers receive long-term equity incentive grants as part of their annual compensation that have two components: time-based restricted stock units (RSUs) and performance-based RSUs.
•Time-Based RSUs: Settle into shares of Class A common stock in three equal installments over three years, subject solely to continued employment through each applicable vesting date.
•Performance-Based RSUs: Settle into shares of Class A common stock at the end of a three-year performance period. For fiscal year 2024, the performance-based RSU goals are based on the Company's cumulative performance against two internal financial metrics — Adjusted EBITDA and Revenue. The Committee also approved two internal strategic metrics related to the Company's capital deployment activity and commitment to diversity, equity, and inclusion, and introduced a total shareholder return (TSR) multiplier, as described below.

Fiscal Year 2024 Performance Metrics		Weighting	Performance Metric Description
Financial Metrics	Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)[1]	70%	Three-year cumulative adjusted EBITDA measured against performance targets set at the start of the performance period
	Revenue[1]	20%	Three-year cumulative revenue measured against performance targets set at the start of the performance period
Strategic Metrics	Capital Deployment for M&A	5%	Three-year target for capital deployment to be used for merger and acquisition ("M&A") activity, measured against performance targets set at the start of the performance period
	Diversity, Equity and Inclusion	5%	Three-year progress specific to the Company's diversity, equity, and inclusion goal measured against performance targets set at the start of the performance period
TSR Multiplier	Total Shareholder Return	20% Multiplier	Three-year comparison of the Company's total shareholder return relative to the S&P Software and Services Select Industry Index
(1) See Appendix A to this proxy statement for information as to how these non-GAAP financial measures are calculated from our audited financial statements.
The Compensation, Culture and People Committee approved Adjusted EBITDA and Revenue as the financial metrics for performance-based RSUs granted in fiscal year 2024 to create a direct relationship between named executive officer compensation and performance against the Company’s multi-year Investment Thesis, as presented to stockholders, which is focused on driving organic revenue, Total EBITDA and capital deployment. The Committee approved the use of Adjusted EBITDA as a metric in both of the annual and long-term incentive plans in fiscal year 2024 because it is viewed as a direct reflection of the cash flow and operating profitability of our business and represents the element of performance that executives can most directly impact through their management of the business. The Company views Adjusted EBITDA as a critical metric in evaluating operating performance as a measure of the Company's ability to drive profitable growth through a combination of revenue performance and cost management to optimize earnings generation for stockholders.
The strategic metrics (10% combined weighting) for fiscal year 2024 were selected by the Compensation, Culture and People Committee, with guidance from the outside compensation consultant Korn Ferry and management. The strategic metrics used for our performance-based RSUs are designed to support the organization’s overall strategy, purpose, and values, and these metrics will continue to evolve over time consistent with our business strategy.
For fiscal year 2024, the Compensation, Culture, and People Committee approved the introduction of a Total Shareholder Return ("TSR") multiplier relative to the S&P Software and Services Select Industry Index. This multiplier creates additional risk and reward for executive compensation based on significant over- or under-performance against a broad group of industry peers.
At the start of the three-year performance cycle, the Compensation, Culture and People Committee sets the threshold, target and maximum performance levels, and corresponding payouts. When establishing these performance levels, the Compensation, Culture and People Committee considers, among other things, projected Company performance and long-term strategic growth objectives, business outlook, and market growth forecasts. Since the goals are established for future performance over a three-year period, outcomes are by definition uncertain. Due to the proprietary and competitive nature of the Company's business strategy and internal budgets that inform the three-year performance program targets, the Compensation, Culture and People Committee discloses the long-term performance levels for each of the performance goals following the completion of the performance period.
The number of performance-based RSUs that vest at the end of the three-year performance cycle based on the financial and strategic performance goals may range from zero percent for performance that falls below the minimum performance threshold and up to 195% for maximum performance. The number of restricted stock units earned based on the financial and strategic performance goals may be further increased or decreased by the application of the TSR multiplier relative to the companies within the S&P Software and Services Select Industry Index. The TSR multiplier is dependent upon the Company’s TSR positioning against the companies within the Index during the performance period (multiplier is 120% if the Company’s TSR is at or above the 75th percentile, 80% if TSR is at or below the 25th percentile, and no modifications between the 25th and 75th percentiles). The maximum number of performance-based RSUs granted in fiscal year 2024 that may be earned by a named executive officer after application of the TSR multiplier is 234% of target value.
For fiscal year 2024, the target annual equity mix for our CEO was 61.2% aligned to performance-based RSUs and 38.8% aligned to time-based RSUs. The average target annualized equity mix for all other named executive officers was approximately 60% aligned to performance-based RSUs and approximately 40% aligned to time-based RSUs. The performance-based RSUs allow for additional rewards based on over-achievement against our long-term performance goals, while also penalizing for under-performance. The time-based RSUs encourage retention and provide for incremental recognition of equity compensation over the vest cycle.
The target value of the annual grants to our named executive officers of performance-based and time-based RSUs in fiscal year 2024 are presented in the table below.

Name	FY24 Annual Target Performance-Based RSU Grant [1]	FY24 Annual Target Time-Based RSU Grant [1]
Horacio D. Rozanski	$6,526,683	$3,880,082
Matthew A. Calderone	$895,821	$560,035
Kristine Martin Anderson	$1,119,848	$700,021
Judith H. Dotson	$959,829	$600,018
Nancy J. Laben	$1,023,837	$640,002
(1) Grant date fair value of equity issued under the fiscal year 2024 executive annual compensation structure in accordance with FASB ASC Topic 718.

Fiscal Year 2022-2024 Performance-Based RSU Awards
In May 2024, the Compensation, Culture and People Committee reviewed and certified the performance results of the performance-based RSUs granted in July 2021, applicable for the fiscal years 2022-2024 performance period, against the targets set at the beginning of the three-year period. The goals included two financial metrics, Cumulative Adjusted Diluted Earnings Per Share (ADEPS) and Cumulative Value Added Revenue (VAR). Additionally, this performance period included two non-financial strategic goals associated with our commitment to diversity, equity, and inclusion. These non-financial strategic goals are focused on improvement in our employee experience survey results and the diversity of our workforce. Successful achievement of each non-financial strategic goal by the end of the three-year performance period could result in additional 5% upside vest opportunity for each non-financial goal, respectively, calculated after performance for the financial metrics has been approved and certified.
Based on its assessment of both financial and non-financial strategic goal performance, the Compensation, Culture and People Committee approved a final payout percentage for the July 2021 performance-based RSU awards (fiscal years 2022-2024 performance period) of 105% of target, with actual financial results and threshold, target, above target, and maximum goals presented in the table below.

Performance Measures	Weighting	Below Threshold	Threshold	Above Threshold	Target	Above Target			Maximum	Actual [1]	% of Target Achieved	Payout Factor
		0% Payout	50% Payout	75% Payout	100% Payout	120% Payout	150% Payout	180% Payout	200% Payout
Cumulative Three-Year ADEPS	75%	$13.65	$13.66 - $13.97	$13.98 - $14.37	$14.38 - $14.71	$14.72 - $15.23	$15.24 - $15.57	$15.58 - $16.02	$16.03 +	$14.46	100%	75%
Cumulative Three-Year VAR	25%	$19,078	$19,079 - $19,280	$19,281 - $19,467	$19,468 - $19,841	$19,842 - $20,238	$20,239 - $20,634	$20,635 - $21,030	$21,031 +	$19,666	100%	25%
Total Financial Payout												100%
(1) See Appendix A to this proxy statement for a reconciliation between each non-GAAP financial measure and the most directly comparable financial measure calculated and presented in accordance with GAAP.

The payout factor as a result of the two financial metrics was 100%. After taking into account achievement of the goal related to the improvement in our employee experience survey results, the total payout factor was 105%. Although meaningful progress was made toward achievement of the second non-financial strategic goal during the performance period, performance against this goal resulted in no adjustment to the payout factor.
Fiscal Year 2025 Compensation Adjustments
The Compensation, Culture and People Committee approved certain changes to the compensation program for fiscal year 2025, as described below.
With respect to the annual bonus program, for fiscal year 2025, the Compensation, Culture and People Committee, with guidance from Korn Ferry and management, introduced an operational metric, alongside Adjusted EBITDA, as part of the annual bonus program goals. The operational metric has a 5% weighting and is designed to support the organization’s overall strategy, purpose, and values. We anticipate such metrics will evolve over time consistent with the Company's business strategy.
The Compensation, Culture and People Committee has also approved the performance goals for the performance-based RSUs granted in fiscal year 2025. The performance goals, as defined in the applicable award agreement, include Adjusted EBITDA (75% weighting) and Revenue (25% weighting). The number of RSUs earned based on the performance goals may be increased or decreased by the application of a TSR multiplier relative to the companies within the S&P Software and Services Select Industry Index. The TSR multiplier is dependent upon the Company’s TSR positioning against the companies within the Index during the performance period (multiplier is 120% if the Company’s TSR is at or above the 75th percentile, 80% if TSR is at or below the 25th percentile, and no modifications between the 25th and 75th percentiles). The performance goals for the performance-based RSUs for fiscal year 2025 will not include strategic metrics; an operational metric will be included in the annual cash incentive program for fiscal year 2025, as described above.

In addition, the Compensation, Culture and People Committee, taking into consideration the peer group benchmarking analysis, the Company's sustained out-performance and growth, input from Korn Ferry, along with feedback from the CEO (in the case of named executive officers who are direct reports to the CEO), and the Committee's collective judgment and discretion, also approved the fiscal year 2025 compensation for our named executive officers, including the compensation adjustments described below.
Effective for fiscal year 2025, the Compensation, Culture and People Committee approved the following compensation increases for Mr. Calderone, Ms. Anderson, Ms. Dotson and Ms. Laben: (i) Mr. Calderone received an increase of $100,000 to base salary, $100,000 to the target annual incentive amount and $300,000 to the target annual equity grant amount, (ii) Ms. Anderson received an increase of $125,000 to the target annual incentive amount and $250,000 to the target annual equity grant amount, (iii) Ms. Dotson received an increase of $100,000 to base salary and $100,000 to the target annual incentive amount, and (iv) Ms. Laben received an increase of $100,000 to the target annual equity grant amount. Additionally, in connection with the approval of the foregoing compensation changes and the annual equity grants for our named executed officers, the Committee approved special one-time equity grants to encourage long-term retention and further align compensation with long-term Company performance for each of Mr. Calderone and Mses. Anderson and Laben in the amounts of $3,000,000, $3,000,000 and $1,000,000, respectively. Mr. Calderone’s and Ms. Anderson’s grants are comprised of 50% time-based restricted stock units and 50% performance-based restricted stock units, and Ms. Laben’s grant is comprised of 100% time-based restricted stock units.
Benefits and Perquisites
Our employees are eligible to participate in a full complement of benefit plans. Our named executive officers also participate in enhanced medical and dental plans, life insurance, accidental death and dismemberment, and personal liability coverage at the Company's expense. During fiscal year 2024, our named executive officers were eligible to receive perquisites, including up to $15,000 per year for financial counseling, up to $7,500 every three years to update an estate plan, and up to $3,000 for preparation of estate plans following relocation to a new tax jurisdiction. In addition, to protect our executives from various risks, we maintain an executive protection program that provides our executives with a security assessment for their primary residence and security service for international or domestic travel. We believe that our executive benefit and perquisite programs are reasonable and necessary to provide for the well-being of our executives. For more detail on the perquisites that our named executive officers receive, see footnote 7 to the Summary Compensation Table.
Retirement Benefits
We provide retirement benefits to our executives, including our named executive officers, to help them build financial security for retirement, while allowing them to direct the investment of their retirement savings as they choose. For a description of these benefits, see "Potential Payments upon Termination or a Change in Control — Retirement Benefits." below.
Employees’ Capital Accumulation Plan
All eligible employees, which includes our named executive officers, may participate in the tax-qualified Employees' Capital Accumulation Plan, or ECAP. Under this plan, eligible employees, including our named executive officers, receive an annual matching contribution based on their voluntary contributions up to 6% of their eligible annual income, as determined by the Internal Revenue Code of 1986, as amended (the "Code"). Each executive is also eligible to receive a payment that is equivalent to the annual tax-deferred contribution he or she is permitted to make to the ECAP under the Code. Executives may elect to have these funds deposited into a pre-tax or Roth 401(k), or the executive may simply receive the funds as a cash payment and be taxed accordingly.
Non-Qualified Deferred Compensation Plan
As part of our executive compensation program, we offer a non-qualified deferred compensation plan for our executives to encourage employees to save for their retirement. Eligible employees, which include all named executive officers, may elect to contribute up to 100% of their annual cash bonus to this plan. None of our named executive officers enrolled for the fiscal year 2024 deferral.

Additional Retirement Benefits
We provide additional retirement benefits to our executives, including our named executive officers, in order to provide them with additional security in retirement and promote a long-term career with our Company. Our named executive officers participate in the Officers' Retirement Plan, under which the executive may retire with full benefits after a minimum of either (a) age 60 with five years of service as an executive, or (b) age 50 with 10 years of service as an executive. In fiscal year 2024, we revised our retirement benefit offerings. An eligible executive who retires and does not receive severance benefits is entitled to receive a single lump-sum retirement payment equal to $20,000 for each year of service as an executive (previously $10,000), pro-rated as appropriate. Previously, retirees were eligible to receive a one-time gift of up to $10,000, an annual allowance of $4,000 for ongoing financial counseling and tax preparation assistance, and a one-time reimbursement, available immediately upon retirement, of up to $5,000 for retirement financial planning, which have been eliminated for future retirees as of January 1, 2024. Our retirees are also eligible to receive comprehensive coverage for medical, pharmacy, and dental healthcare. The premiums for this healthcare coverage are paid by the Company.
Executive Ownership Requirements
Equity ownership requirements are in place for our executives, including our named executive officers, to further align their interests to those of our stockholders. Our ownership requirements extend beyond market expectations. Our named executive officers have regularly exceeded our equity ownership guidelines and demonstrate a commitment to the Company's long-term value by owning equity well above their requirements. Until an executive has satisfied the ownership requirements set forth below, the executive cannot sell any equity granted as executive equity compensation by the Company. Each executive’s required equity ownership amount is determined as a multiple of his or her base salary. The applicable multiples for our named executive officers are set forth in the table below, as well as a comparison of their approximate actual equity ownership requirement as of the end of the fiscal year:

Named Executive Officers	Ownership Requirement	NEO Actual Ownership [1]
Chief Executive Officer	7x base salary	68x base salary
Other named executive officers	4x base salary	21x base salary
(1) Ownership for the "other named executive officers" is an average of their equity holdings compared to their respective base salary amounts as of fiscal year-end 2024. Performance-based RSUs that vested on March 31, 2024 are included at target for purposes of this calculation.
In calculating an executive's ownership, Class A Common Stock, vested in-the-money stock options, restricted stock, restricted stock units, and outstanding performance stock units at target, issued under the Equity Incentive Plan are considered as owned by the executive. Each of our named executive officers has satisfied his or her individual stock ownership requirement.
Risk Assessment
We conducted an internal risk assessment of our compensation programs with participation from Korn Ferry. Based on our approach of compensating our executives to foster the financial success of the Company as a whole and other elements of our compensation system, our Compensation, Culture and People Committee, with the information from our internal review, concluded that our executive compensation program does not encourage undue risk taking and the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.
Advisory Vote to Approve Executive Compensation
At the 2023 Annual Meeting of Stockholders, approximately 97% of the votes cast were in favor of our executive compensation structure. The Board and Compensation, Culture and People Committee viewed this strong support as an indicator of general approval of our approach to executive compensation. In 2023, the Company’s stockholders approved the recommendation of holding the say-on-pay vote annually. The next advisory vote for the frequency of holding the say-on-pay vote is scheduled for the Annual Meeting of Stockholders in 2029.
We continue to engage with our stockholders and welcome feedback regarding our executive compensation programs.

Government Limitations on Reimbursement of Compensation Costs
As a government contractor, we are subject to applicable federal statutes and the Federal Acquisition Regulation (FAR), which govern the reimbursement of costs by our government clients. Pursuant to the FAR our contracts limit the allowability of reimbursement for compensation to certain, or in some cases all, employees, including our named executive officers, to a benchmark compensation cap established each year by the Office of Management and Budget (OMB). When comparing compensation to the benchmark cap, all wages, salary, bonuses, deferred compensation, and employer contributions to defined contribution pension plans, if any, for the year, as recorded in our books and records, must be included. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts. The compensation cap established by the OMB, which is applicable to a portion of our contracts for the 2024 calendar year, is $646,000. Other contracts have higher caps and/or limit the allowable compensation of fewer employees.
Compensation Recovery Provisions (Clawbacks)
Effective October 2, 2023, the Compensation, Culture and People Committee adopted, and the Board ratified, a mandatory clawback policy in accordance with Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual (the "Rule 10D-1 Clawback Policy"). The Rule 10D-1 Clawback Policy requires the Company to recover from its executive officers certain incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, without regard to any misconduct on the part of the executive and subject to certain limited exceptions. The Rule 10D-1 Clawback Policy applies to incentive-based compensation (whether cash- or equity-based) received by current and former executive officers of the Company during the three fiscal years preceding an accounting restatement and after the effective date of the NYSE listing standards, which was October 2, 2023. The Compensation, Culture and People Committee administers this policy.
We also have provisions in our incentive plans that provide us with the ability to impose the forfeiture of bonuses and equity compensation and the recovery of certain bonus amounts and gains from equity compensation awarded under those plans. Such forfeitures and recoveries may occur:
•in the event of an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws with respect to individuals who knowingly or grossly negligently engaged in misconduct or knowingly or grossly negligently failed to prevent the misconduct,
•with respect to individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and,
•to the extent that, based on erroneous data, any award or payment under the Annual Incentive Plan is in excess of what would have been paid under the accounting restatement during the three-year period preceding the date on which a financial restatement is required, current or former executives, or as otherwise required under applicable laws or regulations.
In addition, if an individual engages in certain other misconduct, including if (i) the participant’s performance is deemed to contribute substantially to significant financial losses, (ii) the participant’s performance is deemed to contribute substantially to a significant downward restatement of any published results of our company or a subsidiary, (iii) the participant’s conduct results in or contributes substantially to significant reputational harm to our company, (iv) the participant materially breaches applicable legal and/or regulatory requirements, or, with respect to any conduct by other employee(s) that materially breaches or contributes substantially to a material breach of applicable legal and/or regulatory requirements, the participant had supervisory authority over the employee(s) or business area engaged in the conduct and knew of, or was willfully blind to, such conduct, (v) the participant’s conduct constitutes cause or (vi) the participant’s conduct results in or contributes substantially to a material breach of our applicable internal policies and procedures, the Company has the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to the Company of any equity award (including gains on the sale of the stock, if any) that vested, was paid, or settled in the 24 months prior to or any time after the individual engaged in such misconduct.
Our Equity Incentive Plan and Annual Incentive Plan also permit the Company to subject awards to forfeiture, disgorgement, and recoupment under any applicable clawback policies that may be adopted by the Board or our Compensation, Culture and People Committee, including our Rule 10D-1 Clawback Policy.

Certain Change in Control Provisions
Equity Awards
With respect to outstanding equity awards granted to our named executive officers under the Equity Incentive Plan in fiscal year 2024 and 2023, pursuant to the terms of the applicable award agreements as approved by our Compensation, Culture and People Committee, in the event of a change in control:
•all time-based options and time-based restricted stock units shall remain outstanding and vest on the applicable vesting date, subject to the continued employment or service of the participant with the Company or any subsidiary thereof through such vesting date. However, if the participant’s employment or service is terminated by the Company without “cause” or for “good reason” (in each case, as defined in the applicable award agreement) within two years following the effective date of the change in control transaction (each, a "Qualifying Termination"), such outstanding options and restricted stock units will vest as of the date of such termination; and
•unvested performance-based restricted stock units will remain outstanding at target levels and will vest on the original vesting date, subject to the continued employment or service of the participant by the Company or any subsidiary thereof through such vesting date, but without regard to achievement of any performance goals; however, if the participant’s employment or service is terminated in a Qualifying Termination within two years following the effective date of the change in control, such outstanding restricted stock units will vest as of the date of such termination.
With respect to any outstanding time-based options granted to our named executive officers under the Equity Incentive Plan prior to May 2022, any such time-based options will vest upon the change in control as provided by the Equity Incentive Plan.
“Change in control” is generally defined in the Equity Incentive Plan to mean the acquisition by any person of 50% or more of the combined voting power of our Company's then outstanding voting securities, the merger of our Company if our stockholders immediately prior to the merger do not own more than 50% of the combined voting power of the merged entity, the liquidation or dissolution of our Company (other than in a bankruptcy proceeding or for the purposes of effecting a corporate restructuring or reorganization), or the sale of all or substantially all the assets of our Company to non-affiliates.
The 2023 Equity Incentive Plan of the Company (the “2023 Plan”) was approved by our stockholders in July 2023 and governs equity awards made to our named executive officers after its effective date. The 2023 Plan provides that, upon a change in control, unless otherwise determined by the Compensation, Culture and People Committee or as otherwise provided in an award agreement, any unvested or unexercisable time-based and performance-based awards granted under the 2023 Plan will not become fully vested upon the occurrence of a change in control, and will instead be honored, assumed or substituted following the change in control, so long as such substitute awards (i) provide a participant with rights and entitlements (including economic value) that are substantially equivalent to or better than the rights and terms applicable to the awards held by such participant immediately prior to the change in control, and (ii) provide for accelerated vesting upon an involuntary termination of a participant’s employment without cause or for good reason within two years following the occurrence of the change in control. If the awards are not honored, assumed or substituted upon a change in control, then any time-based awards granted under the 2023 Plan, including time-based options and time-based restricted stock units, will fully vest, and a portion of any outstanding performance-based awards granted under the 2023 Plan, including performance-based restricted stock units, will vest based on performance achieved as of the consummation of the transaction constituting a change in control.
Retiree Medical Plan
If, during the five-year period after a change in control, our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, each of our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the Company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).

Policies on Timing of Equity Grants
It is our policy not to time the granting of equity awards, including stock option awards, in relation to the release of material non-public information. Accordingly, regularly scheduled awards are permitted to be granted at times when there is material non-public information. Annual equity awards to all officers, including the named executive officers, are typically granted by the Compensation, Culture and People Committee at its prescheduled meeting in May of each fiscal year. We generally grant equity awards to newly hired and promoted executive officers at the subsequently scheduled Compensation, Culture and People Committee or Board meeting following the respective effective date of the hire or promotion. We do not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.
Effect of Accounting and Tax Treatment on Compensation Decisions
The Compensation, Culture and People Committee has from time to time considered the potential impact of Section 162(m) of the Code, or Section 162(m), on elements of our compensation program. Section 162(m) imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees.” The 2017 Tax Cuts and Jobs Act made certain changes to Section 162(m), including repealing the performance-based compensation exception and expanding the scope of persons covered by the limitations on deductibility under Section 162(m). Accordingly, compensation paid after March 31, 2018 to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not modified in any material respect after that date.
Our Compensation, Culture and People Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our Company and our stockholders and does not have a policy requiring compensation to be fully deductible under Section 162(m). While we intend to rely on the transition relief included in the 2017 Tax Cuts and Jobs Act to the extent practicable and consistent with our business needs, as a result of the elimination of the exemption for qualified performance-based compensation, our Compensation, Culture and People Committee pays and expects to continue paying compensation at levels that are not deductible under Section 162(m).
Other provisions of the Code can also affect compensation decisions. Section 409A of the Code, or Section 409A, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. Our Compensation, Culture and People Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its nonqualified deferred compensation plans to meet these requirements.
Section 280G of the Code, or Section 280G, disallows a company's tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation and Section 4999 of the Code imposes a 20% excise tax on those payments. As described above, awards under our Equity Incentive Plan contain provisions that, in certain circumstances, accelerate vesting of all or a portion of the awards in connection with a change in control and Qualifying Termination within two years following the change in control. To the extent that payments upon a change in control are classified as excess parachute payments, our Company's tax deduction would be disallowed under Section 280G.

Compensation Tables and Disclosures

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year [1]	Salary	Bonus	Stock Awards [2]	Option Awards [3]	Non-Equity Incentive Plan Compensation [4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [5]	All Other Compensation [7]	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski President & Chief Executive Officer	2024	1,500,000	—	10,406,765	—	3,200,000	255,000	231,993	15,593,758
	2023	1,500,000	—	8,500,083	—	1,875,600	10,000	298,102	12,183,785
	2022	1,500,000	—	8,500,101	—	1,578,000	10,000	278,236	11,866,337
Matthew A. Calderone [6] Executive Vice President, Chief Financial Officer	2024	650,000	—	1,455,856	—	1,040,000	130,000	154,948	3,430,804
	2023	650,000	—	770,498	250,007	593,940	10,367	145,162	2,419,974

Kristine Martin Anderson [6] Executive Vice President, Chief Operating Officer	2024	900,000	—	1,819,869	—	1,040,000	150,000	162,650	4,072,519
	2023	858,333	—	3,658,415	—	750,240	10,000	183,349	5,460,337

Judith H. Dotson [6] Executive Vice President, President of Global Defense Sector	2024	650,000	—	1,559,847	—	1,040,000	205,000	71,180	3,526,027
	2023	650,000	—	1,991,992	—	656,460	10,000	193,935	3,502,387

Nancy J. Laben Executive Vice President, Chief Legal Officer	2024	650,000	—	1,663,839	—	880,000	115,000	157,762	3,466,601
	2023	650,000	—	1,362,680	—	640,830	10,000	215,221	2,878,731
	2022	650,000	—	1,125,073	—	499,700	11,490	149,880	2,436,143
(1)Compensation is provided only for fiscal years for which each individual qualified as a named executive officer. The fiscal year runs from April 1 through March 31 of the subsequent calendar year.
(2)This column reflects the aggregate grant date fair value of the time- and performance-based restricted stock units granted to our named executive officers in fiscal year 2024. The grant date fair value of the time-based restricted stock units is measured in accordance with FASB ASC 718 and based on the closing price of the Company’s common stock on the date of grant. The grant date fair value of the performance-based restricted stock units is calculated using a Monte-Carlo model for each award on the date of grant, as determined under FASB ASC 718 based on the probable outcome of the performance condition as of the grant date. This column reflects the grant assumptions set forth in Note 18 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive. Assuming the maximum level of performance is achieved, the value at the grant date of the fiscal year 2024 performance-based restricted stock units reflected in this column would be as follows: Mr. Rozanski, $14,320,832; Mr. Calderone, $1,965,559, Ms. Anderson, $2,457,128, Ms. Dotson, $2,105,994, and Ms. Laben, $2,246,430.
(3)This column reflects the aggregate grant date fair value of the stock options computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amount in this column does not reflect the value, if any, that ultimately may be realized by the executive.
(4)This column reflects the fiscal year 2024 annual cash incentive bonus program, which provides awards based on the achievement of corporate performance objectives. The amounts reported in this column relate to the year in which such bonuses were earned by each of our named executive officers. See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive” for additional detail regarding the annual performance bonus program.
(5)This column reflects the change in the actuarial present value of the cash retirement benefit accrued under the Officers' Retirement Plan for each of our named executive officers from fiscal year-end 2022 to fiscal year-end 2024. Fiscal year 2024 amounts reflect an increase due to changes in the retirement benefits offered to our named executive officers under our Officers' Retirement Plan, as discussed in the “Compensation Discussion and Analysis—Compensation Elements—Retirement Benefits" section of this proxy statement.
(6)Mr. Calderone and Mses. Anderson and Dotson were not named executive officers in fiscal year 2022. Accordingly, no compensation information is provided for Mr. Calderone and Mses. Anderson and Dotson for such fiscal year.
(7)The table below describes the elements included in All Other Compensation for fiscal year 2024.

OTHER COMPENSATION TABLE
Name	Financial Counseling [a]	Qualified Company Contributions to 401(k)	Company Non- Qualified Retirement Contributions to Employees [b]	Executive Medical and Retiree Plan Contributions	Life Insurance	Other [c]	Total
	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski	15,800	19,800	30,000	61,347	5,070	99,976	231,993
Matthew A. Calderone	12,800	19,800	30,000	61,347	3,468	27,533	154,948
Kristine Martin Anderson	10,250	19,800	30,000	61,347	5,070	36,183	162,650
Judith H. Dotson	11,250	19,800	30,000	61,347	9,096	71,180	202,673
Nancy J. Laben	12,800	19,800	30,000	61,347	11,220	157,762	292,929
(a)This column reflects the standard financial counseling benefit received by each named executive officer pursuant to the Company's Officer Perquisites Policy, which is limited to $15,000 on a calendar year basis. Value shown for Mr. Rozanski exceeds this amount as the table is based on our fiscal year, which ended March 31, 2024, and therefore covers portions of two separate calendar years, 2023 and 2024.
(b)This column represents retirement plan contributions paid by the Company to the named executive officers as described above under “Compensation Discussion and Analysis—Compensation Elements—Retirement Benefits.”
(c)This column includes dental, supplemental medical, accident insurance, personal excess liability coverage, vehicle parking, and anniversary gifts for Ms. Dotson and Ms. Laben. This column also includes security services for Mr. Rozanski ($72,443), Ms. Anderson ($12,250), Ms. Dotson ($37,047), and Ms. Laben ($132,828).

GRANTS OF PLAN-BASED AWARDS TABLE
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future and Possible Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards; Number of Shares or Stock Units [3]	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards [4] ($)
			Threshold	Target	Max	Threshold	Target	Max
Name	Grant Date	Approval Date	($)	($)	($)	(#)	(#)	(#)
Horacio D. Rozanski
Annual Incentive Plan		5/23/2023	—	2,000,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/25/2023	5/23/2023	—	—	—	37,462	68,114	159,386	—	—	—	6,526,683
Equity Incentive Plan	5/25/2023	5/23/2023	—	—	—	—	—	—	43,184	—	—	3,880,082
Matthew A. Calderone
Annual Incentive Plan		5/23/2023	—	650,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/25/2023	5/23/2023	—	—	—	5,141	9,349	21,876	—	—	—	895,821
Equity Incentive Plan	5/25/2023	5/23/2023	—	—	—	—	—	—	6,233	—	—	560,035
Kristine Martin Anderson
Annual Incentive Plan		5/23/2023	—	650,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/25/2023	5/23/2023	—	—	—	6,427	11,687	27,347	—	—	—	1,119,848
Equity Incentive Plan	5/25/2023	5/23/2023	—	—	—	—	—	—	7,791	—	—	700,021
Judith H. Dotson
Annual Incentive Plan		5/23/2023	—	650,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/25/2023	5/23/2023	—	—	—	5,509	10,017	23,439	—	—	—	959,829
Equity Incentive Plan	5/25/2023	5/23/2023	—	—	—	—	—	—	6,678	—	—	600,018
Nancy J. Laben
Annual Incentive Plan		5/23/2023	—	550,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/25/2023	5/23/2023	—	—	—	5,876	10,685	25,002	—	—	—	1,023,837
Equity Incentive Plan	5/25/2023	5/23/2023	—	—	—	—	—	—	7,123	—	—	640,002
(1)Reflects the target bonus for fiscal year 2024 under our Annual Incentive Plan, which provides awards based on the achievement of corporate performance objectives, payable in cash. The Annual Incentive Plan is described more fully under “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive.” Non-equity incentive plan awards have no minimum threshold or maximum payouts, although our plan does limit the annual amount of bonus an individual can earn to $5,000,000. The actual cash bonuses paid for fiscal year 2024 are reflected in the Summary Compensation Table.
(2)Reflects the target number of annual performance-based restricted stock units granted pursuant to the Equity Incentive Plan in May 2023. The performance-based restricted stock units are determined by the Company's performance against two financial metrics, Adjusted EBITDA (70% weighting) and Revenue (20% weighting), and two strategic metrics, Capital Deployment for Mergers & Acquisitions (5% weighting) and Diversity, Equity, and Inclusion (5% weighting), and a relative Total Shareholder Return multiplier based on cumulative performance over a three-year period. The threshold payout for the performance-based restricted stock units is reflected at 55% of target and does not include a modifier for TSR performance. The maximum payout is reflected at 234% of target, with inclusion of the maximum TSR modifier of 120% modifier to represent absolute maximum performance. See “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives" for details regarding these grants.
(3)Reflects the time-based restricted stock units granted pursuant to the Equity Incentive Plan in May 2023, which vest in equal annual installments over three years based on the continued employment of the named executive officer. See "Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives" for details regarding these grants.

(4)The grant date fair value for time-based restricted stock units is measured in accordance with FASB ASC 718 and based on the closing price of the Company’s common stock on the date of grant. The grant date fair value for performance-based restricted stock units is calculated using a Monte-Carlo model for each award on the date of grant, as determined under FASB ASC 718 based on the probable outcome of the performance condition as of the grant date. The grant date fair value for the time- and performance-based restricted stock units reflects the grant assumptions set forth in Note 18 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, which are incorporated by reference herein.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [2]	Market Value of Shares or Units of Stock That Have Not Vested ($) [3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) [4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) [5]
Horacio D. Rozanski	5/25/2023						—	—	159,386	23,659,258
	5/25/2023						28,790	4,273,588	—	—
	5/19/2022						—	—	151,412	22,475,597
	5/19/2022						9,815	1,456,939	—	—
Matthew A. Calderone	5/25/2023						—	—	21,876	3,247,273
	5/25/2023						4,156	616,917	—	—
	10/26/2022						—	—	5,432	806,326
	10/26/2022						407	60,415	—	—
	5/17/2022	6,016	9,024	—	83.38	5/17/2032
	5/17/2022						—	—	4,386	651,058
	5/17/2022						731	108,510	—	—
	5/23/2018	26,716	—	—	41.28	5/23/2028
Kristine Martin Anderson	5/25/2023						5,194	770,997	—	—
	5/25/2023						—	—	27,347	4,059,389
	5/19/2022						2,323	344,826	—	—
	5/19/2022						—	—	20,906	3,103,287
	5/19/2022						18,556	2,754,453	—	—
	5/22/2019	10,195	—	—	62.12	5/22/2029
	1/29/2019	12,947	—	—	47.99	1/29/2029
	5/23/2018	26,716	—	—	41.28	5/23/2028
Judith H. Dotson	5/25/2023						—	—	23,439	3,479,285
	5/25/2023						4,452	660,855	—	—
	8/1/2022						—	—	2,298	341,115
	8/1/2022						372	55,220	—	—
	8/1/2022						—	—	10,440	1,549,714
	8/1/2022						1,392	206,628	—	—
	5/19/2022						—	—	15,958	2,368,806
	5/19/2022						1,774	263,333	—	—
	5/20/2020	15,484	3,875	—	74.59	5/20/2030
	5/17/2017	26,814	—	—	35.63	5/17/2027
Nancy J. Laben	5/25/2023						—	—	25,002	3,711,297
	5/25/2023						4,749	704,942	—	—
	10/26/2022						—	—	2,772	411,476
	10/26/2022						308	45,720	—	—
	5/19/2022						—	—	16,700	2,478,948
	5/19/2022						1,857	275,653	—	—
	11/14/2018	23,193	—	—	51.22	11/14/2028
(1)The options reported in this column were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, on the dates set forth in the table below:

Name	Option Exercise Price	March 31, 2025	March 31, 2026	March 31, 2027	Total
Matthew A. Calderone	83.38	3,008	3,008	3,008	9,024
Judith H. Dotson	74.59	3,875	—	—	3,875
Such options granted prior to May 2022 become fully vested and exercisable immediately prior to the effective date of certain change in control events, unless otherwise determined by our Compensation, Culture and People Committee. With respect to options granted in May 2022, upon a change in control, the options will remain outstanding and vest on the original vesting date, subject to the continued employment or service through such date; provided, that, if the participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the change in control, the outstanding options will vest as of the date of termination.
(2)    The time-based restricted stock units reported in this column will vest, subject to the continued employment of the named executive officer, on the dates set forth in the table below:

Name	June 1, 2024	August 1, 2024	March 31, 2025	June 1, 2025	August 1, 2025	March 31, 2026	Total
Horacio D. Rozanski	—	—	24,209	—	—	14,396	38,605
Matthew A. Calderone	—	—	3,215	—	—	2,079	5,294
Kristine Martin Anderson	9,277	—	4,920	9,279	—	2,597	26,073
Judith H. Dotson	—	696	4,372	—	696	2,226	7,990
Nancy J. Laben	—	—	4,539	—	—	2,375	6,914
Upon a change in control, such outstanding time-based restricted stock units will remain outstanding and vest on the original vesting date, subject to the continued employment or service through such date; provided, that, if the participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the change in control, the outstanding time-based restricted stock units will vest as of the date of termination.
(3)    The market value reported in this column has been determined based on the fair market value of our common stock on March 28, 2024 of $148.44.
(4)    This column reflects the number of performance-based restricted stock units based on achievement of maximum performance, which is 200% of the target grant amount for fiscal year 2023 and 234% for fiscal year 2024, rounded down to the nearest whole share. The table below reflects the vesting opportunity for fiscal year 2023 and fiscal year 2024 performance-based restricted stock unit grants outstanding at fiscal year-end assuming achievement of target performance for the named executive officers.

Name	March 31, 2025	March 31, 2026	Total
Horacio D. Rozanski	75,706	68,114	143,820
Matthew A. Calderone	4,909	9,349	14,258
Kristine Martin Anderson	10,453	11,687	22,140
Judith H. Dotson	14,348	10,017	24,365
Nancy J. Laben	9,736	10,685	20,421
    For performance-based restricted stock units granted in fiscal year 2023, vesting opportunity ranges from 0-200% based on actual performance during the three-year performance period compared to the three-year cumulative Adjusted EBITDA and Revenue performance financial goals and two strategic goals. Upon a change in control, the unvested performance-based restricted stock units will be treated as set forth above under the heading "Certain Change in Control Provisions — Equity Awards."
For performance-based restricted stock units granted in fiscal year 2024, vesting opportunity ranges from 0-234% based on actual performance during the three-year performance period compared to the three-year cumulative Adjusted EBITDA and Revenue performance financial goals, two strategic goals, and a relative Total Shareholder Return multiplier relative to the S&P Software and Services Select Industry Index. Upon a change in control, the unvested performance-based restricted stock units will be treated as set forth above under the heading "Certain Change in Control Provisions — Equity Awards."
(5)    The market value reported in this column has been determined based on maximum performance which is 200% and 234% of the target grant amount for both fiscal year 2023 and fiscal year 2024, respectively, rounded down to the nearest whole share, using the fair market value of our common stock on March 28, 2024 of $148.44.

Option Exercises and Stock Vested Table
The table below provides information on vesting of the restricted stock units and exercise of the stock options of each of our named executive officers during fiscal year 2024:

OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting [3] ($)
Horacio D. Rozanski	89,380	6,868,692	105,450	16,061,691
Matthew A. Calderone	—	—	4,553	681,523
Kristine Martin Anderson	20,260	1,968,111	23,488	3,087,308
Judith H. Dotson	—	—	11,332	1,693,698
Nancy J. Laben	16,090	1,228,793	14,259	2,161,681
(1)The value realized upon exercise is calculated based on the fair market value of our common stock at exercise less the exercise price of the option.
(2)Includes performance-based restricted stock units earned by our named executive officers, as applicable, in connection with the fiscal years 2022-2024 performance period that vested on March 31, 2024, and a portion of the time-based restricted stock units granted in previous fiscal years that vested on March 31, 2024.
(3)The value realized on vesting is calculated based on fair market value on the last trading day of the fiscal year, March 28, 2024, for time-based restricted stock units and fair market value on the applicable vesting date, May 21, 2024, for performance-based restricted stock units, multiplied by the number of shares of our common stock underlying such award.

Pension Benefits Table
The Officers’ Retirement Plan is an unfunded defined benefit retirement plan that we maintain for our executives. In fiscal year 2024, we revised our retirement benefit offerings. Under the Officers’ Retirement Plan, if any of the fiscal year 2024 named executive officers retire of his or her own volition (and is not entitled to severance) after a minimum of either (a) age 60 with five years of service as an executive, or (b) age 50 with 10 years of service as an executive, such executive will be entitled to receive a single lump sum retirement payment equal to $20,000 (previously $10,000) for each year of service as an executive, pro-rated as appropriate. As of fiscal year-end, all of the fiscal year 2024 named executive officers are eligible to receive benefits under the Officers’ Retirement Plan upon retirement, as shown in the table below. For a description of these benefits, see "Potential Payments upon Termination or a Change in Control — Retirement Benefits" below.

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefits ($)[2]	Payments During Last Fiscal Year ($)
Horacio D. Rozanski	Officers' Retirement Plan	24.5	490,000	—
Matthew A. Calderone	Officers' Retirement Plan	12.0	240,000	—
Kristine Martin Anderson	Officers' Retirement Plan	14.0	280,000	—
Judith H. Dotson	Officers' Retirement Plan	19.5	390,000	—
Nancy J. Laben	Officers' Retirement Plan	10.5	210,000	—
(1)The number of years of credited service is less than the named executive officer’s number of actual years of service with the Company, with the exception of Ms. Laben who was hired as an executive, as only the named executive officer’s service as an executive is relevant for purposes of the benefits available under the Officers’ Retirement Plan.

(2)The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Bonus Plan under FASB ASC 715-30, using the Accumulated Benefit Obligation with the exception of the retirement rate assumptions, as set forth in Note 14 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, which are incorporated by reference herein. The amounts shown above reflect an assumption that each participant collects his or her benefit at the earliest age at which an unreduced benefit is available.

Potential Payments upon Termination or a Change in Control
Transition Pay
Consistent with our Transition Policy, which deals with departures other than retirement, resignation, death, disability, and terminations for cause, each named executive officer is eligible for transition pay equal to three months of base pay, as well as a lump sum payment equal to one month of base pay for each completed year as an executive, up to a maximum of nine months’ base pay. Additionally, the Company will reimburse each named executed officer for up to three months of premium costs in accordance with the Continuous Omnibus Budget Reconciliation Act, "COBRA", based on the eligible healthcare plan(s) in which the named executive officer is enrolled. Under the terms of our Transition Policy and Retirement Policy, all departure payments and benefits are contingent upon the executives’ signing of a general release.
Retirement Benefits
Under our Officers' Retirement Plan, if our named executive officers retire, they will each be entitled to receive a single lump sum retirement payment equal to $20,000 (previously $10,000) for each year of service as an executive, pro-rated as appropriate. Previously, retirees were also eligible for a one-time gift of up to $10,000, a one-time reimbursement of up to $5,000 for retirement financial planning, and an annual allowance of up to $4,000 for ongoing financial counseling and tax preparation assistance, which have all been eliminated for future retirees as of January 1, 2024. In addition, each of our named executive officers and their eligible dependents are also entitled to receive the benefit of Company-paid retiree medical and dental coverage post-retirement.
Treatment of Equity Awards
In addition, our Equity Incentive Plan and the award agreements governing the equity awards held by our named executive officers include provisions related to the treatment of the awards upon a termination of employment:
Death
In the event of a named executive officer’s termination of employment due to death, (i) unvested options immediately vest and remain outstanding until the first anniversary of the termination date, or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock immediately vest, and (iii) unvested performance-based restricted stock units immediately vest at target award levels.
Disability
In the event of a named executive officer’s termination of employment due to disability, (i) unvested options continue to vest on the normal schedule, and vested options will remain outstanding until the first anniversary of the termination date (or for options vesting after the termination date, the first anniversary of the vesting date), or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock continue to vest on the normal schedule, and (iii) unvested performance-based restricted stock units vest on the normal vesting date in a pro rata amount of the units that would have been earned and vested based on the actual achievement of the performance goals as if employment had not terminated (with the amount prorated based on the portion of the performance period that lapsed prior to the termination date).
Company Approved Departure
In the event of a named executive officer’s termination of employment by reason of a “Company approved departure” (as defined in the Equity Incentive Plan or applicable award agreement), (i) unvested options continue to vest on the normal schedule, and vested options remain outstanding until the 90th day following the termination date (or for options vesting after the termination date, the 90th day following the vesting date), or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units continue to vest on the normal schedule, and (iii) unvested performance-based restricted stock units vest on the normal vesting date in a pro rata amount of the units that would have been earned and vested based on the actual achievement of the performance goals as if employment had not terminated (with the amount prorated based on the portion of the performance period that lapsed prior to the termination date).
For Cause
In the event of a named executive officer’s termination of employment for cause (as defined in the applicable award agreement), all vested and unvested options, and all unvested time-based restricted stock units, restricted stock, and performance-based restricted stock units are immediately forfeited and canceled, effective as of the termination date.

Qualifying Permanent Retirement
If a named executive officer’s employment is terminated by reason of a qualifying permanent retirement on or after March 31 of the first fiscal year of a performance period, unvested performance-based restricted stock units will continue to vest on the vesting date based on actual achievement of the performance goals as if employment had not terminated. In the event of a retirement occurring prior to March 31 of the first fiscal year of the performance period, or if at any time if the retirement is not a qualifying permanent retirement, all unvested performance-based restricted stock units will be immediately forfeited.
Any Other Termination
In the event of a named executive officer’s termination of employment for any reason other than death, disability, a Company approved departure, a qualifying permanent retirement after the first fiscal year of a performance period (in the case of the performance-based restricted stock units), or cause, unvested options are immediately forfeited and canceled, and vested options remain outstanding until the 90th day following the termination date, or if earlier, the option’s expiration date, and unvested time-based restricted stock units and performance-based restricted stock units are immediately forfeited, in each case unless otherwise determined by our Compensation, Culture and People Committee.
Non-Competition Agreements
The named executive officers are party to agreements that include non-competition, non-solicitation, and non-recruitment covenants, which generally cover the period during which the executive is employed with us and for one year following termination of employment, along with perpetual confidentiality covenants. If the named executive officer breaches these agreements or otherwise engages in competitive activity as defined in the Equity Incentive Plan, the Company has the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to us of any equity award (including gains on the sale of the stock, if any) that vested, or was paid or settled, in the 12 months prior to, or any time after, such breach or the date the individual otherwise engaged in such competitive activity.
Change in Control Protections
We do not have change in control agreements with any of our employees.
Equity Awards

With respect to equity awards granted to our named executive officers under the Equity Incentive Plan in fiscal year 2023 and fiscal year 2024, pursuant to the terms of the applicable award agreements as approved by our Compensation, Culture and People Committee, in the event of a change in control:
•all time-based options and time-based restricted stock units shall remain outstanding and vest on the applicable vesting date, subject to the continued employment or service of the participant with the Company or any subsidiary thereof through such vesting date. However, if the participant’s employment or service is terminated by the Company without “cause” or for “good reason” (in each case, as defined in the applicable award agreement) within two years following the effective date of the change in control transaction (each, a "Qualifying Termination"), such outstanding options and restricted stock units will vest as of the date of such termination; and
•unvested performance-based restricted stock units will remain outstanding at target levels and will vest on the original vesting date, subject to the continued employment or service of the participant by the Company or any subsidiary thereof through such vesting date, but without regard to achievement of any performance goals; however, if the participant’s employment or service is terminated in a Qualifying Termination within two years following the effective date of the change in control, such outstanding restricted stock units will vest as of the date of such termination.
With respect to any outstanding time-based options granted to our named executive officers under the Equity Incentive Plan prior to May 2022: any such time-based options will vest upon the change in control as provided by the Equity Incentive Plan.
The 2023 Plan was approved by our stockholders in July 2023 and will govern equity awards made to our named executive officers after its effective date. For a description of the change in control protections under the 2023 Plan, see “Compensation Discussion and Analysis—Certain Change in Control Provisions—Equity Awards.”

Retirement Benefits
If, during the five-year period after a change in control, our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, each of our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the Company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).
The following table presents potential payments to each named executive officer as if the named executive officer’s employment had been terminated or a change in control had occurred as of the last day of fiscal year 2024. If applicable, amounts in the table were calculated using $148.44, the closing fair market value of our common stock on the last trading day of the fiscal year, March 28, 2024. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below.

	Severance Pay [1]	Equity With Accelerated Vesting		Retirement Plan Benefits[4]	Death and Disability Benefits		Continued Perquisites and Benefits		Total
Name	($)	($)		($)	($)		($)		($)
Horacio D. Rozanski
Death		27,079,167	3		2,125,000	5			29,204,167
Disability					2,475,372	6	1,087,588	7	3,562,960
Involuntary Termination	1,500,000						64,194	8	1,564,194
Retirement [11]				490,000			1,087,588	9	1,577,588
Voluntary Resignation									—
Termination for Cause									—
Change-In-Control		—						10	—
Qualifying Termination On or After Change-In-Control		27,079,167	3				1,087,588		28,166,755
Matthew A. Calderone
Death		3,489,400	3		2,054,167	5			5,543,567
Disability					3,214,934	6	1,186,180	7	4,401,114
Involuntary Termination	650,000						64,194	8	714,194
Retirement [11]				240,000			1,186,180	9	1,426,180
Voluntary Resignation									—
Termination for Cause									—
Change-In-Control		—						10	—
Qualifying Termination On or After Change-In-Control		3,489,400	3				1,186,180		4,675,580
Kristine Martin Anderson
Death		7,156,738	3		2,075,000	5			9,231,738
Disability					2,670,322	6	1,014,092	7	3,684,414
Involuntary Termination	900,000						64,194	8	964,194
Retirement [11]				280,000			1,014,092	9	1,294,092
Voluntary Resignation									—
Termination for Cause									—
Change-In-Control		—						10	—
Qualifying Termination On or After Change-In-Control		7,156,738	3				1,014,092		8,170,830
Judith H. Dotson
Death		5,088,945	3		2,054,167	5			7,143,112
Disability					1,749,804	6	886,559	7	2,636,363
Involuntary Termination	650,000						64,194	8	714,194
Retirement [11]				390,000			886,559	9	1,276,559
Voluntary Resignation									—
Termination for Cause									—
Change-In-Control		286,169	2					10	286,169
Qualifying Termination On or After Change-In-Control		5,088,945	3				886,559		5,975,504
Nancy J. Laben
Death		4,057,607	3		2,054,167	5			6,111,774
Disability					1,314,090	6	815,779	7	2,129,869
Involuntary Termination	650,000						64,194	8	714,194
Retirement [11]				210,000			825,782	9	1,035,782
Voluntary Resignation									—
Termination for Cause									—
Change-In-Control		—						10	—
Qualifying Termination On or After Change-In-Control		4,057,607	3				815,779		4,873,386

(1)Each named executive officer is eligible for transition pay under our Transition Policy upon an involuntary termination equal to three months of base pay, plus one additional month for each year of service as an executive, up to a maximum of nine months’ base pay.
(2)This amount for the named executive officer reflects the value of certain time-based options granted prior to May 2022 that fully vest upon a change in control, calculated using $148.44, the closing fair market value of our common stock on the last trading day of the fiscal year, March 28, 2024. The accelerated vesting of these time-based options upon a change in control is described in more detail above under the heading “Change in Control Protections.”
(3)This amount for each named executive officer reflects the value of the equity awards that fully vest upon a Qualifying Termination (as defined below), on the date of a change in control or upon a named executive officer's death, calculated using $148.44, the closing fair market value of our common stock on the last trading day of the fiscal year, March 28, 2024. With respect to the performance-based restricted stock units, time-based restricted stock units and time-based options granted on or after May 2022, these amounts assume that the named executive officer's employment was terminated by the Company without “cause” or for “good reason” (in each case, as defined in the applicable award agreement) (each, a “Qualifying Termination”) on the date of the change in control, in which case all such unvested equity awards will vest in full on the date of the termination. The accelerated vesting of these awards upon a Qualifying Termination is described in more detail above under the heading “Change in Control Protections.” In the event of a named executive officer’s death, all outstanding time-based options and time-based restricted stock units immediately vest and all outstanding performance-based restricted stock units immediately vest at target levels.
(4)This column represents the benefits under the Officers’ Retirement Plan, as described above under the heading "Retirement Benefits." The amounts have been calculated using the methodology and assumptions described in footnote 2 to the Pension Benefits Table above.
(5)Each named executive officer has a $2 million life insurance policy. If the death was accidental, an additional $1.5 million would be paid. Decedents' survivors also receive one month’s base pay.
(6)This amount for each named executive officer includes the present value of disability insurance payments that cover up to 60% of base salary and bonus with a maximum benefit of $25,000 per month ($300,000 per year). This amount was calculated by valuing the benefit as a standard annuity benefit based on the incidence of disability, using assumptions consistent with FASB ASC 715-30 and 715-60 accounting for our other benefit programs and, for the assumption of a rate of disability, the 1977 Social Security Disability Index table.
(7)This amount for each named executive officer includes the actuarial present value of retiree medical benefits. The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Welfare Plan under FASB ASC 715-60, using the Accumulated Post-Retirement Benefit Obligation, with an adjustment made to retirement age assumptions as required by SEC regulations.
(8)This amount for each named executive officer reflects $30,000 in outplacement assistance and three months' COBRA premiums based on healthcare eligible plan enrollments as of fiscal year end.
(9)This amount for each named executive officer represents the actuarial present value of retiree medical benefits which were calculated as described in footnote 7 above. This amount also includes the remaining book value of Ms. Laben's office furniture.
(10)This amount for each named executive officer reflects the present value of the guaranteed benefits and cash payment of the actuarial cost of the executive’s benefits under the executives’ retiree medical plan, assuming that the plan was terminated during the five years following a change in control.
(11)If the named executive officer’s employment is terminated on or after March 31, 2024 by reason of a “qualifying permanent retirement” (as defined in the applicable award agreement), outstanding unvested performance-based restricted stock units will be eligible to continue to vest on the vesting date, subject to and based on actual achievement of the performance goals. The estimated value of the continued vesting would be $46,134,855, $4,704,657, $7,162,675, $7,738,919, and $6,601,721 for Mr. Rozanski, Mr. Calderone, Ms. Anderson, Ms. Dotson, and Ms. Laben, respectively, calculated based on the closing fair market value of our common stock on last trading day of the fiscal year, March 28, 2024, and assuming achievement of maximum performance levels. Upon retirement that at any time is not considered a "qualifying permanent retirement," the outstanding unvested performance-based restricted stock units will be forfeited.

Pay Ratio
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K ("Item 402(u)"), we are providing the following estimated information for fiscal year 2024:
•the annual total compensation of the median employee (excluding our CEO) was approximately $137,043, which we calculated using the same methodology we used to determine the annual total compensation of our named executive officers for fiscal year 2024 (as set forth in the Summary Compensation Table), and included base salary, any employee bonuses and awards, the Company 401(k) plan match, and the Company-paid portion of the medical and dental benefits;
•the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $15,593,758; and
•the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our other employees (the "Pay Ratio") was approximately 113 to 1.
The Pay Ratio is a reasonable estimate calculated in a matter consistent with Item 402(u). Additionally, the rules for identifying the "median employee" and calculating the Pay Ratio allow companies to apply various methodologies and assumptions. As a result, the compensation for our median employee and the Pay Ratio reported by us should not be used as a comparison to the information reported by other companies.
Methodology for Identifying Our "Median Employee"
We determined that as of March 31, 2024 our total employee population consisted of approximately 34,766 individuals, including our CEO, and both full-time and part-time employees, of which approximately 33,664 were aligned to offices in the United States or U.S. jurisdictions, and 1,102 to offices in non-U.S. jurisdictions. As the population of employees located in non-U.S. jurisdictions accounts for less than 5% of our total workforce, we were able to rely on the de minimis exception permitted under Item 402(u) and exclude the non-U.S. population from our "median employee" calculation, which included employees located in Australia (3), Belgium (7), Djibouti (3), Georgia (1), Germany (524), Guatemala (1), Honduras (1), Italy (28), Japan (123), Republic of Korea (64), Kosovo (2), Lithuania (1), Netherlands (16), Pakistan (38), Romania (1), Kingdom of Saudi Arabia (3), Serbia (1), Singapore (6), Spain (1), and the United Kingdom (278). After excluding the non-U.S. population, our CEO, and employees on unpaid leave of absence for the full fiscal year 2024, the resulting adjusted employee population to be used for identifying our "median employee" was 33,587.
We compared the annual salary of our adjusted employee population as reflected in our human resources system of record. This measure was consistently applied to all individuals in the adjusted employee population. This analysis yielded our median salary which identified a single individual, for whom we performed a detailed analysis of the annual total compensation, as discussed below.
Annual Total Compensation Determination
We calculated annual total compensation using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for fiscal year 2024 (as set forth in the Summary Compensation Table). Specifically, in addition to the actual salary paid for fiscal year 2024, the calculation of total compensation for our "median employee" included Company-paid portions of health and wellness benefits and qualified retirement plan contributions.

Pay Versus Performance
This Pay Versus Performance (or "PvP") section, along with corresponding tables, has been written in compliance with Item 402(v) of Regulation S-K under the Exchange Act. Compensation Actually Paid (or "CAP") to our named executive officers in each of fiscal years 2021 through 2024 has been calculated in accordance with such PvP rules and is compared below with specific performance measures as required by the rules.
Performance Measures
In accordance with the PvP rules, the most important performance measures we use to link CAP to our named executive officers for fiscal year 2024 to our performance are listed in the table below. These metrics are not in rank order. Under the "Annual Cash Incentive" and "Long-term Equity Incentives" titles in the "Compensation Discussion and Analysis" section of this proxy statement, each of these performance measures is described in depth.

Metric	Metric Type
Adjusted EBITDA	Financial Measure
Revenue	Financial Measure
Capital Deployment for M&A	Strategic Measure
Diversity, Equity & Inclusion (DEI)	Strategic Measure
Pay Versus Performance Table
The CAP figures in the table below do not represent the compensation that the CEO or the NEOs actually earned, realized or received due to the change in fair value of the equity awards over time. As a result, when designing or deciding on the compensation for our NEOs, the Compensation, Culture and People Committee did not take the data in the table into account. Our "Compensation Discussion and Analysis" includes a thorough explanation of the Company's executive pay program and the guiding principles and methodology of the Committee (beginning on page 30).

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($)(000) (1)(2)	Compensation Actually Paid to PEO ($)(000) (1)(3)(4)(5)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(000) (1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(000) (1)(3)(4)(5)	BAH Total Shareholder Return ($)	S&P Software & Services Select Industry Index Total Shareholder Return ($)(6)	Net Income ($)(000)(7)	Adjusted EBITDA ($)(000) (8)
2024	15,594	48,237	3,624	8,489	232	192	605,706	1,175,064
2023(9)	12,184	16,036	3,673	2,879	142	152	271,215	1,014,065
2022	11,866	9,938	3,125	3,019	132	181	466,577	935,088
2021	8,355	14,801	3,147	5,097	119	192	608,958	839,674

(1)Horacio D. Rozanski is our principal executive officer (PEO) for fiscal years 2021, 2022, 2023, and 2024. The individuals comprising the non-PEO named executive officers (“Non-PEO NEOs”) for each year presented are listed below.

2021	2022	2023	2024
Lloyd W. Howell, Jr.	Lloyd W. Howell, Jr.	Matthew A. Calderone	Matthew A. Calderone
Karen M. Dahut	Karen M. Dahut	Kristine Martin Anderson	Kristine Martin Anderson
Nancy J. Laben	Nancy J. Laben	Judith H. Dotson	Judith H. Dotson
Susan L. Penfield	Susan L. Penfield	Nancy J. Laben	Nancy J. Laben
Karen M. Dahut
Lloyd W. Howell, Jr.
(2)Amounts shown for "Summary Compensation Table" total for each applicable fiscal year (i) for the PEO, are the amounts of total compensation as reported in the Summary Compensation Table for the PEO, and (ii) for the Non-PEO NEOs, are the average of the amounts of total compensation as reported in the Summary Compensation Table for such Non-PEO NEOs.
(3)Amounts shown for CAP are computed in accordance with Item 402(v) of Regulation S-K under the Exchange Act and do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. These amounts reflect total compensation for the PEO and average total compensation for Non-PEO NEOs as reported in the Summary Compensation Table, with certain adjustments as required by Item 402(v) of Regulation S-K and described in footnote (5) below.
(4)For the portion of CAP that is based on year-end stock prices, $148.44 was used for fiscal year 2024, $92.69 was used for fiscal year 2023, $87.84 was used for fiscal year 2022, and $80.53 was used for fiscal year 2021.
(5)CAP reflects the exclusions and inclusions of certain amounts from Summary Compensation Table total compensation for the PEO and the Non-PEO NEOs as set forth below under the heading "Summary Compensation Table Total and Compensation Actually Paid Reconciliation for the PEO and Non-PEO NEOs." Equity values are calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The valuation methodologies and assumptions used to calculate the equity values included in CAP are based on our grant date fair value of the equity awards as disclosed in the Company’s consolidated audited financial statements filed with the SEC on Form 10-K for the applicable fiscal year, with the adjustments set forth below in the "Summary Compensation Table Total and Compensation Actually Paid Reconciliation for the PEO and Non-PEO NEOs" table.
(6)Total stockholder return ("TSR") shown in the table above utilizes the S&P Software & Services Select Index which we use in the stock performance graph required by Item 201(e) of Regulation S-K included in the Company’s consolidated audited financial statements filed with the SEC on Form 10-K for fiscal years 2021, 2022, 2023 and 2024. The comparison of TSR assumes that $100 was invested for the period starting April 1, 2020 through March 31 of the applicable fiscal year in each of the Company’s Common Stock and the S&P Software & Services Select Index. All dollar values assume reinvestment of the pre-tax value of dividends paid by companies included in the S&P Software & Services Select Index. The historical stock price performance of our Common Stock shown is not necessarily indicative of future stock price performance.
(7)Amounts shown represent the amount of net income reflected in the Company's audited financial statements filed with the SEC on Form 10-K for the applicable fiscal year.
(8)Pursuant to Item 402(v) of Regulation S-K, we determined annual Adjusted EBITDA to be our most important financial performance measure used to link Company performance to CAP to our PEO and other Non-PEO NEOs in fiscal year 2024. See Appendix A to this proxy statement for a reconciliation of Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP. Annually, we review our established performance financial metrics to ensure they maximize stockholder value. As such, we may determine a different financial performance measure in future years.
(9)Values shown for 2023 have been adjusted to reflect actual performance restricted stock units certified after the completion of the prior year's disclosure for both the PEO and Non-PEO NEOs.

Summary Compensation Table Total and Compensation Actually Paid Reconciliation for the PEO and Non-PEO NEOs
The following table sets forth the adjustments that were made to Summary Compensation Table ("SCT") total compensation to calculate CAP to our PEO and the average CAP to our Non-PEO NEOs for each of the years in the PvP table above. Although the table below includes SCT compensation and CAP totals, the values are not comparable. The SCT values include base salary, short term annual cash incentive, and long-term equity incentives, and all other compensation received by the PEO and Non-PEO NEOs during the applicable fiscal year. The long-term equity incentive values for each year in the SCT are calculated by using the fair value of the grant at the time the grant was made. CAP values include a revaluation of the grants made during fiscal year 2024 at fiscal year-end, plus the fiscal year-over-year change in the fair value of multiple fiscal years of historical equity grants. CAP may be higher or lower than the SCT compensation values because CAP includes multiple fiscal years of grants and the calculation of CAP each year is heavily impacted by the change in the Company's stock price. The actual value of an equity award realized by the PEO or a Non-PEO NEO depends on several factors measured over multiple fiscal years to include but not limited to the Company's stock price, the financial performance of the Company, the relative TSR performance of the Company as compared to a peer group, and timing of stock option exercises.

	Calculation for PEO				Calculation for Average of Non-PEO NEOs
Calculation of Compensation Actually Paid	Fiscal Year 2021($)	Fiscal Year 2022($)	Fiscal Year 2023($)	Fiscal Year 2024($)	Fiscal Year 2021($)	Fiscal Year 2022($)	Fiscal Year 2023($)	Fiscal Year 2024($)
SCT Total Compensation	8,355,409	11,866,337	12,183,785	15,593,759	3,147,477	3,124,843	3,673,046	3,623,988
Less aggregate change in actuarial present value of accumulated pension benefits	(10,000)	(10,000)	(10,000)	(255,000)	(10,522)	(10,373)	(8,945)	(150,000)
Less grant date fair value of stock and option awards in SCT	(5,000,076)	(8,500,101)	(8,500,083)	(10,406,766)	(1,400,071)	(1,575,106)	(2,201,468)	(1,624,853)
Less fair value at the end of the prior fiscal year for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	—	—	—	—	—	—	(416,920)	—
Plus fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	7,139,821	4,991,758	8,696,165	25,641,393	1,834,004	958,209	1,348,778	3,961,798
Plus fair value as of vesting date of awards that are granted and vest in the same year	503,796	849,237	909,567	2,136,645	201,506	224,761	132,315	344,158
Plus change in fair value (whether positive or negative) as of fiscal year-end for awards granted in prior fiscal years that are unvested and outstanding as of the end of the fiscal year	1,663,419	(225,765)	671,013	6,930,943	540,681	(36,753)	67,845	1,366,960
Plus change in fair value (whether positive or negative) as of vesting date (from the end of the prior fiscal year) of awards granted in prior fiscal years for which all applicable vesting conditions were satisfied at fiscal year-end or during the fiscal year	1,708,189	563,435	1,635,868	7,793,303	663,256	236,171	226,968	854,025
Plus dollar value of any dividends or other earnings paid on awards during the fiscal year prior to the vesting date that are not otherwise included in total compensation for the covered fiscal year	440,162	402,820	450,090	802,607	120,661	97,072	56,953	112,558
Compensation Actually Paid	14,800,720	9,937,722	16,036,405	48,236,884	5,096,992	3,018,825	2,878,572	8,488,634

Relationship Between Pay Versus Performance Measures and Compensation Actually Paid Descriptions
The charts below display the relationship between CAP to our PEO and the average of CAP to our other NEOs in each of fiscal years 2021 through 2024, and (i) the Company’s cumulative TSR and S&P Software & Services Select Industry Index cumulative TSR, (ii) the Company's GAAP Net Income, and (iii) Adjusted EBITDA over the four-year period from fiscal years 2021 through 2024. For a discussion of how the Compensation, Culture and People Committee assessed the Company's performance and our NEOs' pay each year, see "Compensation Discussion and Analysis" in this Proxy Statement and in the proxy statements for fiscal years 2023, 2022 and 2021.

Compensation Actually Paid vs. TSR Performance
(CAP in 000s)
$192
$181
$152
$142
$132
$119
$232
$192
$48,237
$14,801
$5,097
$9,938
$3,019
$16,036
$2,879
$8,489
2021
2022
2023
2024
PEO CAP
Avg. Non-PEO NEO CAP
Booz Allen TSR
S&P Software and Services Select Industry Index TSR

Compensation Actually Paid vs. Net Income
(in 000s)
$608,958
$466,577
$271,215
$605,706
$14,801
$5,097
$9,938
$3,019
$16,036
$2,879
$48,237
$8,489
2021
2022
2023
2024
PEO CAP
Avg. Non-PEO NEO CAP
GAAP Net Income

COMPENSATION COMMITTEE REPORT
The Compensation, Culture and People Committee has reviewed and discussed the CD&A included in this proxy statement with members of management, and based on such review and discussions, the Compensation, Culture and People Committee recommended to the Board that the CD&A be included in this proxy statement.
THE COMPENSATION, CULTURE AND PEOPLE
COMMITTEE
Gretchen W. McClain (Chair)
Melody C. Barnes
Michèle A. Flournoy
William M. Thornberry

AUDIT COMMITTEE REPORT
The Audit Committee is composed of six directors identified below, each of whom is an independent director as defined by the applicable SEC rules and the NYSE listing standards. Four committee members, Mark E. Gaumond, Joan Amble, Ellen Jewett, and Charles O. Rossotti, have been designated by the Board as “audit committee financial experts” under applicable SEC rules. For further description of each committee member’s background and expertise, please refer to the director qualification section of our proxy statement beginning on page 8.
The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to, among other things, the Company’s accounting, auditing, and financial reporting processes, internal controls, compliance with legal and regulatory requirements and its code of ethics, and risk management, as discussed more fully in the Audit Committee charter, a copy of which is available on our website, www.boozallen.com. In accordance with its charter, the Audit Committee appoints the Company’s independent registered public accounting firm, E&Y, subject to stockholder ratification, and conducts an annual review of its performance. In addition, the Audit Committee pre-approves all audit and permissible non-audit services provided by E&Y, and the fees for those services. The Audit Committee also oversees the Company’s internal audit function, including its annual audit plan, budget, and staffing. As part of its oversight role, the Audit Committee meets throughout the year, separately and together, with each of management, the Company's internal auditors, and E&Y.
Management has the primary responsibility for the Company's financial statements and accounting and reporting processes, including the systems of internal accounting control. E&Y is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and rendering opinions on whether the financial statements are in conformity with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with management of the Company and E&Y, the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2024 (the “Audited Financial Statements”), and their assessment of the effectiveness of internal control over financial reporting. The Audit Committee also reviewed any significant audit findings identified by E&Y, and those identified by the Company's internal auditors as well as management's responses thereto. In addition, the Audit Committee discussed with E&Y the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee has also: (i) considered whether non-audit services provided by E&Y are compatible with its independence; (ii) received the written disclosures and the letter from E&Y required by the applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence; and (iii) discussed with E&Y its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 for filing with the SEC.
THE AUDIT COMMITTEE
Mark E. Gaumond (Chair)
Joan Lordi C. Amble
Ellen Jewett
Arthur E. Johnson
Rory P. Read
Charles O. Rossotti

PRE-APPROVAL OF SERVICES BY
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table presents the Company’s fees for services performed by its principal accounting firm, E&Y, during fiscal years 2024 and 2023.

(Amounts in thousands)	2024	2023
Audit fees(1)	$4,070	$4,279
Audit-related fees	32	31
Tax fees(2)	49	255
All other fees(3)	10	10
Total	$4,161	$4,575
(1)Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters.
(2)Tax fees principally include domestic and foreign tax compliance and advisory services.
(3)All other fees consists of fees not reported under the categories above and primarily includes fees for accounting research software.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
The Audit Committee has appointed E&Y as the independent auditors to perform an integrated audit of the Company for the fiscal year ending March 31, 2025. E&Y served as our independent auditors for the fiscal year ended March 31, 2024. Stockholder approval of the appointment is not required.
The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of E&Y, the Audit Committee will reconsider whether to hire the firm and may retain E&Y or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.
Representatives of E&Y are expected to be present at the Annual Meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2025.

PROPOSAL 3: ADVISORY VOTE ON COMPANY'S EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in this proxy statement. Although this vote is advisory, the Board and the Compensation, Culture and People Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers.
As described in detail in the CD&A, our compensation programs are designed to attract, motivate, and retain executives of outstanding ability to meet and exceed the demands of our clients, focus management on optimizing stockholder value and fostering an ownership culture, create appropriate rewards for outstanding performance and penalties for underperformance, and provide competitive rewards that foster collaboration by rewarding executives for their contribution to our overall performance and financial success while determining and allocating incentives based on our performance as a whole in recognition of the spirit and culture of collaboration that has defined us throughout our history. Accordingly, the Board submits the following resolution for a stockholder vote at the 2024 Annual Meeting of Stockholders:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the
Compensation Discussion and Analysis of this proxy statement.

OTHER BUSINESS
The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

By order of the Board of Directors,
Jacob D. Bernstein
Secretary
McLean, Virginia
June 13, 2024

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
The Board is soliciting proxies to be used at the Annual Meeting of Stockholders to be held virtually on July 24, 2024, beginning at 8:00 a.m. (EDT) at www.virtualshareholdermeeting.com/BAH2024.
Why am I receiving these proxy materials?
You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules, and describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision. The proxy materials include our proxy statement for the Annual Meeting, our annual report to stockholders, which includes our Annual Report on Form 10-K for the year ended March 31, 2024 and the proxy card, or a voting instruction card, for the Annual Meeting.
Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of Class A common stock of the Company.
If you submit a proxy by using the Internet, by calling, or by signing and returning the proxy card, you will appoint Horacio D. Rozanski, President and Chief Executive Officer, and Nancy J. Laben, Executive Vice President and Chief Legal Officer, (with full power of substitution) as your representatives at the Annual Meeting. He or she will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with his or her best judgment. By submitting a proxy, you can ensure your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit a proxy in advance by using the Internet, by calling, or by signing and returning your proxy card. If you vote by Internet or by calling, you do not need to return your proxy card.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to the "Notice and Access" rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet at www.proxyvote.com. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by submitting a request in writing to our Secretary at Booz Allen Hamilton, 8283 Greensboro Drive, McLean, Virginia 22102. We encourage stockholders to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact and cost of the Annual Meeting.
How can I sign up for the electronic proxy delivery service?
You can elect to receive an email that provides a link to our future proxy materials on the Internet. The proxy card or the instructions that accompanied your proxy materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email will eliminate the cost of printing and mailing documents and will reduce the associated environmental impact. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
How do I attend and participate in the virtual Annual Meeting?
You will be able to virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BAH2024. Although it will be a virtual-only meeting, the Company wants to assure its stockholders of its commitment to ensuring that the Annual Meeting provides its stockholders with the same rights and opportunities to participate as in an in-person meeting, including the ability to ask questions of the Board and management.
To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. Eastern Time on July 24, 2024. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 7:45 a.m. Eastern Time, and you should allow ample time to ensure your ability to access the meeting.

You may submit a question during the meeting by visiting www.virtualshareholdermeeting.com/BAH2024 and following the instructions on the website. The Company will post responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints on the Company's Investor Relations portion of its website, www.boozallen.com, as soon as practicable after the Annual Meeting. The Chair of the meeting has broad authority to conduct the Annual Meeting in an orderly manner, including establishing rules of conduct. A copy of the rules of conduct will be available online at the Annual Meeting.
In addition, the Company will have technicians ready beginning fifteen minutes prior to the meeting to assist participating stockholders with any technical difficulties they may have accessing the virtual meeting. If participating stockholders encounter any difficulties accessing the virtual meeting during check-in or the meeting, they may call the technical support number that will be posted on the virtual meeting platform log-in page.
Who is entitled to vote at the Annual Meeting?
Holders of the Company’s Class A common stock are entitled to vote at the Annual Meeting. The Board has established the record date for the Annual Meeting as June 3, 2024. Only holders of record of the Company’s Class A common stock on the record date are entitled to receive notice of the meeting and to vote at the meeting. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.
How many shares must be present to hold the Annual Meeting?
In order for us to lawfully conduct business at the Annual Meeting, the holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting must be present in person at the Annual Meeting or represented by proxy. This is referred to as a quorum. Stockholders who attend the Annual Meeting online at www.virtualshareholdermeeting.com/BAH2024 will be deemed to be in person attendees for purposes of determining if a quorum has been met. If a quorum is present, we can hold the Annual Meeting and conduct business.
How many shares may I vote?
On June 3, 2024, 129,452,336 shares of our Class A common stock were outstanding. Each share of Class A common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of directors.
What am I voting on and what are the Board’s recommendations?

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of eleven director nominees	FOR each nominee	8
No. 2	Ratification of appointment of E&Y as the Company's independent registered accounting firm for fiscal year 2025	FOR	64
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the CD&A of the proxy statement	FOR	65
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. In this case, we are sending the Notice of Internet Availability of Proxy Materials to you directly.
If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares, which are held in “street name.” In this case, the Notice of Internet Availability of Proxy Materials will be forwarded to you by your broker or bank. As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the voting instructions noted below.
What is the procedure for voting?
If you are a stockholder of record of Class A common stock, you can vote your shares at the Annual Meeting by attending the virtual meeting using the control number located on your proxy card, or the instructions that accompanied your proxy materials and submitting an electronic ballot, or you can give a proxy to be voted at the Annual Meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

If you are a beneficial owner of Class A common stock, you must obtain a proxy, executed in your favor, from the stockholder of record to be able to vote virtually at the Annual Meeting. You can vote your shares at the Annual Meeting by attending the virtual meeting using the control number located on your proxy card, or the instructions that accompanied your proxy materials and submitting an electronic ballot, or you can give a proxy to be voted at the Annual Meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.
Can I change my proxy?
You may revoke your proxy before it is voted at the Annual Meeting by delivering a signed revocation letter to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102, or by submitting a new proxy, dated later than your first proxy, in one of the ways described in the answer to the previous question. If you are virtually attending the Annual Meeting, you may revoke your proxy by virtually attending the Annual Meeting and voting during the Annual Meeting. Virtual attendance at the Annual Meeting will not by itself revoke a proxy.
Can other matters be decided at the Annual Meeting?
The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.
What is the vote required for each proposal?
For proposal 1, each of the directors shall be elected by a majority of the votes validly cast at the Annual Meeting. For proposals 2, and 3, approval of the proposal requires the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting on the subject matter in question represented either in person or by proxy at the Annual Meeting.
What if I am a stockholder of record and do not provide voting instructions when returning a proxy?
Stockholders should specify their choice for each matter on the proxy card. Proxies that are signed and returned but do not contain voting instructions will be voted:
•FOR the election of all director nominees as set forth in this proxy statement;
•FOR the ratification of the appointment of E&Y as the Company's independent registered accounting firm for fiscal year 2025; and
•FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.
What if I am a beneficial owner and do not give voting instructions to my broker?
If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of directors and the advisory vote on executive compensation. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.
How are abstentions and broker non-votes counted?
Abstentions will be treated as present for purposes of determining a quorum but will not be included in vote totals. Abstentions will have the effect of a vote “against” each of the proposals, other than for the election of directors, whereby abstentions will not affect the outcome.
Broker non-votes are counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the proposals for the election of directors and the advisory vote on the compensation program for the Company's named executive officers. Discretionary voting by a broker will be permitted for the proposal for the ratification of an independent registered public accounting firm, which is the only routine proposal.

Who will count the votes?
A representative from Broadridge Financial Services will tabulate the votes and the results will be certified by the inspector of election.
Who will bear the costs of soliciting votes for the Annual Meeting?
The Company will bear all costs of soliciting proxies. Pursuant to rules adopted by the SEC, we have elected to deliver a Notice of Internet Availability of Proxy Materials to you and make the proxy materials available via the Internet at www.proxyvote.com, which may be accessed using the control number located on each proxy card. We have retained the services of Morrow Sodali LLC to assist in the solicitation of proxies for the Annual Meeting. The estimated cost of such services is $15,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.
When will the Company announce the voting results?
The preliminary voting results will be announced at the Annual Meeting. The Company will report the final results in a Current Report on Form 8-K filed with the SEC.
Can I receive a copy of the Annual Report?
The annual report of the Company on Form 10-K for the fiscal year ended March 31, 2024 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of June 3, 2024, the record date for the Annual Meeting.
What is “householding” and how does it affect me?
In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report on Form 10-K and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce the environmental impact and cost of our Annual Meeting. If you would like to have additional copies of these documents mailed to you, please write or call our Secretary at 8283 Greensboro Drive, McLean, Virginia 22102, telephone: (703) 902-5000. If you want to receive separate copies of the proxy statement, annual report on Form 10-K, or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.
How do I submit a proposal for action at the annual of meeting of stockholders in 2024?
Under applicable SEC rules and regulations (including SEC Rule 14a-8), the Company will review for inclusion in next year’s proxy statement stockholder proposals received by February 13, 2025. Proposals should be sent to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102.
Pursuant to our Amended and Restated Bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2025 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 containing certain information specified in the bylaws and who was a stockholder of record at the time such notice was given and at the date of the 2025 Annual Meeting of Stockholders. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than March 26, 2025 and no later than April 25, 2025, except that if the date of the 2025 Annual Meeting of Stockholders is changed, and the meeting is held before June 24, 2025 or after October 2, 2025, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.

WEBSITE REFERENCES
Information contained on or connected to any website referenced in this Proxy Statement is not incorporated by reference in this Proxy Statement or in any other report or document we file with the SEC. We routinely use our Investor Relations website to provide presentations, press releases, and other information that may be deemed material to investors. Accordingly, we encourage investors and others interested in the Company to review the information that we share at http://investors.boozallen.com. In addition, our Investor Relations website allows interested persons to sign up to automatically receive e-mail alerts when we post financial information.

Appendix A
Non-GAAP Measures
We publicly disclose certain non-GAAP financial measurements, including Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted Earnings Per Share, or Adjusted Diluted EPS, because management uses these measures for business planning purposes, including to manage our business against internal projected results of operations and measure our performance. We view Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted EPS as measures of our core operating business, which exclude the impact of the items detailed below, as these items are generally not operational in nature. These non-GAAP measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. In addition, we use Revenue, Excluding Billable Expenses because it provides management useful information about the Company's operating performance by excluding the impact of costs that are not indicative of the level of productivity of our client staff headcount and our overall direct labor, which management believes provides useful information to our investors about our core operations. We also utilize and discuss Free Cash Flow because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business, and measuring liquidity generally. We present these supplemental measures because we believe that these measures provide investors and securities analysts with important supplemental information with which to evaluate our performance, long-term earnings potential, or liquidity, as applicable, and to enable them to assess our performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in our industry. Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of revenue to Revenue, Excluding Billable Expenses, net income to Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted EPS, and net cash provided by operating activities to Free Cash Flow, and the explanatory footnotes regarding those adjustments, each as defined under GAAP, (ii) use Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to, revenue, net income, or diluted EPS, as measures of operating results, each as defined under GAAP, and (iii) use Free Cash Flow in addition to, and not as an alternative to, net cash provided by operating activities as a measure of liquidity, each as defined under GAAP. We have defined the aforementioned non-GAAP measures as follows:
•"Revenue, Excluding Billable Expenses" represents revenue less billable expenses. We use Revenue, Excluding Billable Expenses because it provides management useful information about the Company's operating performance by excluding the impact of costs that are not indicative of the level of productivity of our client staff headcount and our overall direct labor, which management believes provides useful information to our investors about our core operations.
•"Adjusted EBITDA” represents net income attributable to common stockholders before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including the change in provision for claimed indirect costs, acquisition and divestiture costs, financing transaction costs, DC tax assessment adjustment, the reserve associated with the U.S. Department of Justice investigation disclosed in Note 20, "Commitments and Contingencies," to the consolidated financial statements, and restructuring costs. “Adjusted EBITDA Margin on Revenue” is calculated as Adjusted EBITDA divided by revenue. “Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses” is calculated as Adjusted EBITDA divided by Revenue, Excluding Billable Expenses. The Company prepares Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, and Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
•“Adjusted Net Income” represents net income attributable to common stockholders before: (i) the change in provision for claimed indirect costs, (ii) acquisition and divestiture costs, (iii) financing transaction costs, (iv) significant acquisition amortization, (v) DC tax assessment adjustment, (vi) the reserve associated with the U.S. Department of Justice investigation disclosed in Note 20, "Commitments and Contingencies," to the consolidated financial statements in the Company's Annual Report on Form 10-K, (vii) restructuring costs, (viii) valuation adjustments to cost method investments, (iv) gains associated with equity method investment activity, (x) gains associated with divestitures or deconsolidation, and (xi) amortization or write-off of debt issuance costs and debt discount, in each case net of the tax effect where appropriate calculated using an assumed effective tax rate. We prepare Adjusted Net Income to eliminate the impact of items, net of tax, we do not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary, or non-recurring nature or because they result from an event of a similar nature. We view net income excluding the impact of the re-measurement of the Company's deferred tax assets and liabilities as an important indicator of performance consistent with the manner in which management measures and forecasts the Company's performance and the way in which management is incentivized to perform.
•“Adjusted Diluted EPS" represents diluted EPS calculated using Adjusted Net Income, as opposed to net income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method as disclosed in the footnotes to the consolidated financial statements.
•“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property, equipment, and software.

In addition, we use the following non-GAAP financial measures as performance metrics for our performance-based restricted stock units granted in fiscal year 2024, as described in our proxy statement under the heading, “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives—Fiscal Year 2024 Annual Grants”: Adjusted EBITDA and Revenue. Adjusted EBITDA is as defined above, and we define Revenue for purposes of our performance-based restricted stock units as follows:

•“Revenue” represents all consolidated GAAP revenue, adjusted to (i) account for material acquisitions or divestitures during the three-year performance period, but may be adjusted (ii) account for the cumulative impact of GAAP and/or cost accounting standards and financial reporting changes; (iii) account for the impact of government shutdowns during the performance period; and (iv) to exclude the impact of any unusual, infrequently occurring, or restructuring events as described in the Company’s audited financial statements, notes to financial statements or in management’s discussion and analysis in the Company’s annual report for the applicable year that may have a material impact on Revenue results.

Below is a reconciliation of Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2024	2023	2022
	(Unaudited)
Revenue, Excluding Billable Expenses
Revenue	$10,661,896	$9,258,911	$8,363,700
Less: Billable Expenses	3,281,776	2,808,857	2,474,163
Revenue, Excluding Billable Expenses*	$7,380,120	$6,450,054	$5,889,537
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue & Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses
Net income attributable to common stockholders	$605,706	$271,791	$466,740
Income tax expense	247,614	96,734	137,466
Interest and other, net (a)	160,083	78,899	81,138
Depreciation and amortization	164,203	165,484	145,747
EBITDA	1,177,606	612,908	831,091
Change in provision for claimed indirect costs (b)	(18,345)	—	—
Acquisition and divestiture costs (c)	7,580	44,269	97,485
Financing transaction costs (d)	820	6,888	2,348
DC tax assessment adjustment (e)	(20,050)	—	—
Legal matter reserve (f)	27,453	350,000	—
Restructuring costs (g)	—	—	4,164
Adjusted EBITDA	$1,175,064	$1,014,065	$935,088
Net income margin attributable to common stockholders	5.7%	2.9%	5.6%
Adjusted EBITDA Margin on Revenue	11.0%	11.0%	11.2%
Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses	15.9%	15.7%	15.9%
Adjusted Net Income
Net income attributable to common stockholders	$605,706	$271,791	$466,740
Change in provision for claimed indirect costs (b)	(18,345)	—	—
Acquisition and divestiture costs (c)	7,580	44,269	97,485
Financing transaction costs (d)	820	6,888	2,348
Significant acquisition amortization (h)	53,897	51,553	38,295
DC tax assessment adjustment (e)	(20,050)	—	—
Legal matter reserve (f)	27,453	350,000	—
Restructuring costs (g)	—	—	4,164
Valuation adjustments to cost method investments (i)	5,669	—	—
Gains associated with equity method investment activity (j)	—	—	(12,761)
Gains associated with divestitures or deconsolidation (k)	—	(44,632)	—
Amortization or write-off of debt issuance costs and debt discount	4,017	6,554	3,340
Adjustments for tax effect (l)	52,218	(81,389)	(31,399)
Adjusted Net Income	$718,965	$605,034	$568,212
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	130,815,903	132,716,436	134,850,808
Diluted earnings per share	$4.59	$2.03	$3.44
Adjusted Net Income Per Diluted Share (m)	$5.50	$4.56	$4.21
Free Cash Flow
Net cash provided by operating activities	$258,838	$602,822	$736,526
Less: Purchases of property, equipment and software	(66,699)	(76,130)	(79,964)
Free Cash Flow	$192,139	$526,692	$656,562
* Revenue, Excluding Billable Expenses includes $18.3 million of revenue resulting from the reduction to our provision for claimed indirect costs (see note b below), and $20.1 million of revenue resulting from the impact of the Company's unfavorable ruling from the District of Columbia Court of Appeals (see note e below).
(a)Reflects the combination of Interest expense and Other income, net from the consolidated statement of operations.
(b)Represents the reduction to our provision for claimed indirect costs recorded during the second quarter of fiscal 2024, which resulted in a corresponding increase to revenue, as a result of the Defense Contract Audit Agency's findings related to its audit of our claimed indirect costs for fiscal 2022. See Note 20, “Commitments and Contingencies,” to the consolidated financial statements in the Company's Form 10-K for the fiscal year ended March 31, 2024 for further information.
(c)Represents costs associated with the acquisition efforts of the Company related to transactions for which the Company has entered into a letter of intent to acquire a controlling financial interest in the target entity, as well as the divestiture costs incurred in divesting a portion of our business. Acquisition and divestiture costs primarily include costs associated with (i) buy-side and sell-side due diligence activities, (ii) compensation expenses associated with employee retention, and (iii) legal and advisory fees, primarily associated with the acquisitions of Liberty IT Solutions, LLC (“Liberty”) and Tracepoint Holdings, LLC (“Tracepoint”) in fiscal 2022, and the acquisition of EverWatch Corp. (“EverWatch”) and the divestitures of our management consulting business serving the Middle East and North Africa (“MENA”) and our Managed Threat Services business (“MTS”) in fiscal 2023. See Note 5, “Acquisition and Divestitures,” to the consolidated financial statements in the Company's Form 10-K for the fiscal year ended March 31, 2024 for further information.
(d)Reflects expenses associated with debt financing activities incurred during the second quarters of fiscal 2024 and 2023.
(e)Reflects the impact (specifically the revenue from recoverable expenses) of the Company's unfavorable ruling from the District of Columbia Court of Appeals related to contested tax assessments from the District of Columbia Office of Tax and Revenue (“DC OTR”). See Note 13, “Income Taxes,”to the consolidated financial statements in the Company's Form 10-K for the fiscal year ended March 31, 2024 for further information.
(f)Reserve associated with the U.S. Department of Justice's investigation of the Company. See Note 20, “Commitments and Contingencies,”to the consolidated financial statements in the Company's Form 10-K for the fiscal year ended March 31, 2024 for further information.
(g)Represents restructuring charges of $8.3 million incurred during the fourth quarter of fiscal 2022, net of approximately $4.2 million of revenue recognized on recoverable expenses, associated with severance costs of a restructuring plan to reduce certain executive administrative personnel costs.
(h)Amortization expense associated with acquired intangibles from significant acquisitions. Significant acquisitions include acquisitions which the Company considers to be beyond the scope of our normal operations. Significant acquisition amortization includes amortization expense associated with the acquisition of Liberty in the second quarter of fiscal 2022 and EverWatch in the third quarter of fiscal 2023.
(i)Represents non-recurring valuation adjustments to the Company's cost method investments, primarily the write-off of one of its investments.
(j)Represents (i) a gain in the second quarter of fiscal 2022 associated with the Company's previously held equity method investment in Tracepoint and (ii) a gain in the third quarter of fiscal 2022 associated with the divestiture of a controlling financial interest in SnapAttack.
(k)Represents the gain recognized on the divestitures of the Company's MENA business in the second quarter of fiscal 2023, its MTS business in the third quarter of fiscal 2023, and the gain on the deconsolidation of an artificial intelligence software platform business in the third quarter of fiscal 2023.
(l)Reflects the tax effect of adjustments at an assumed effective tax rate of 26%, which approximates the blended federal and state tax rates, and consistently excludes the impact of other tax credits and incentive benefits realized. The tax effect of certain discrete items is calculated specifically and may vary from the general 26% rate. The tax effect also includes the indirect effects of uncertainty around the application of Section 174 of the Tax Cuts and Jobs Act of 2017 ($(22.0) million for fiscal 2024, and $22.0 million for fiscal 2023), and the impact of the Company's unfavorable ruling from the District of Columbia Court of Appeals related to contested tax assessments from the DC OTR ($42.7 million for the three and twelve months ended March 31, 2024, respectively). See Note 13, “Income Taxes,”to the consolidated financial statements in the Company's Form 10-K for the fiscal year ended March 31, 2024 for further information.
(m)Excludes adjustments of approximately $5.0 million, $2.1 million, and $3.1 million of net earnings for fiscal 2024, 2023, and 2022, respectively, associated with the application of the two-class method for computing diluted earnings per share.

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BOOZ ALLEN HAMILTON HOLDING CORPORATION
8283 GREENSBORO DRIVE
MCLEAN, VA 22102

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BAH2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V50042-P06731 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOOZ ALLEN HAMILTON HOLDING CORPORATION

The Board of Directors recommends you vote FOR all the nominees listed:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Horacio D. Rozanski	☐	☐	☐
1b. Joan Lordi C. Amble	☐	☐	☐
1c. Melody C. Barnes	☐	☐	☐
1d. Michèle A. Flournoy	☐	☐	☐
1e. Mark Gaumond	☐	☐	☐
1f. Ellen Jewett	☐	☐	☐
1g. Arthur E. Johnson	☐	☐	☐
1h. Gretchen W. McClain	☐	☐	☐
1i. Rory P. Read	☐	☐	☐
1j. Charles O. Rossotti	☐	☐	☐
1k. William M. Thornberry	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as the Company's registered independent public accountants for fiscal year 2025.	☐	☐	☐
3. Advisory vote to approve the compensation of the Company's named executive officers.	☐	☐	☐

NOTE: The transaction of any other business that may properly be brought before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V50043-P06731

BOOZ ALLEN HAMILTON HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
JULY 24, 2024 8:00 A.M. EDT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Horacio D. Rozanski and Nancy J. Laben, and either of them, as proxies, with the power to act without the other, and with the power of substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all shares of stock that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Booz Allen Hamilton Holding Corporation (the "Company"), to be held virtually on July 24, 2024 at 8:00 A.M., Eastern Daylight Time at www.virtualshareholdermeeting.com/BAH2024, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ALL ADJOURNMENT(S) AND POSTPONEMENT(S) THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side